UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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COURSERA, INC.
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Notice of 2025 Annual Meeting of Stockholders

When	Location	Who can vote
Tuesday, May 20, 2025 at 11:00 a.m. PT	Live webcast at www.virtualshareholdermeeting.com/COUR2025	Holders of Coursera’s common stock at the close of business on March 24, 2025 (“Record Date”)

Annual Meeting Proposals	Board recommendation	For further details

Election of Carmen Chang, Theodore R. Mitchell, and Scott D. Sandell to serve as Class I directors until our 2028 annual meeting of stockholders or until their successors are duly elected and qualified
	FOR each director nominee	Page 4
Advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement	FOR	Page 60
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025	FOR	Page 64

We may also transact such other business as may properly come before the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof. Stockholders of record as of the Record Date, are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. Stockholders are encouraged to review the entire Proxy Statement as well as our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) which are available at www.proxyvote.com.
By Order of the Board of Directors,
Alan B. Cardenas
Senior Vice President, General Counsel and Secretary
Mountain View, California
March 31, 2025

IMPORTANT INFORMATION CONCERNING VOTING AND SOLICITATION. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to stockholders on or about March 31, 2025.
YOUR VOTE IS IMPORTANT. Please vote your shares as soon as possible, whether or not you plan to attend the Annual Meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this Proxy Statement. We encourage you to read the accompanying Proxy Statement carefully and vote your shares via the internet, which is convenient, reduces the environmental impact, and saves significant postage and processing costs. You may vote in one of the following ways:

Internet Stockholders of record may vote online at www.proxyvote.com	Telephone Stockholders of record may call toll-free at 1-800-690-6903	Mail Follow the instructions in your proxy materials	At the Virtual Meeting Visit www.virtualshareholdermeeting. com/COUR2025 and use the 16-digit control number included in your proxy materials

Company Snapshot
Who We Are
Coursera, Inc., a Delaware public benefit corporation (“we,” “us,” “our,” “Coursera,” or the “Company”) is one of the world’s largest online learning destinations, connecting an ecosystem of learners, educators, organizations, and institutions through high-quality content, credentials, data, and technology. Our mission is to provide universal access to world-class learning so that anyone, anywhere has the power to transform their life through learning.
As a global platform, Coursera unites educators, learners, and institutions, serving approximately 168 million learners from over 230 countries and territories as of December 31, 2024. Our educator partners, which include over 200 universities and 150 industry leaders, have created a broad catalog of content and credentials, from entry-level industry micro-credentials to university degrees. These are distributed through our platform, making high-quality, affordable education accessible around the globe.
Coursera serves learners with educational content and product experiences, such as interactive learning tools and personalized learning paths, directly through our website, on the job through their employers, and through programs sponsored by colleges, universities, and government organizations. The graphic below illustrates our global adult online learning ecosystem as of December 31, 2024:

Coursera	1	2025 Proxy Statement

2024 Business Results
In 2024, we operated with discipline and sharpened our focus on Coursera’s core capabilities that we believe will create long-term value for learners, customers, educator partners, and stockholders. While prioritizing our efforts toward returning to higher growth, we significantly improved our operating leverage, achieving our first full year of positive Adjusted EBITDA*, and generated strong Free Cash Flow*. Additionally, we ended the year with a strong cash position and no debt. We also completed the $95 million share repurchase authorization announced in 2023, which was designed to reduce the impact of share dilution from employee stock issuances.
Over the past year, we navigated a dynamic environment with operating discipline, implementing a series of actions to refine our strategy and focus our efforts, including leadership changes and an expense reduction initiative. We are prioritizing investments in our Consumer and Enterprise businesses with a keen focus on retention and growth, building our brand, expanding our content catalog and educator partner network, growing our global reach, and other key initiatives that we believe will position us to deliver more durable growth over time.
Key results include:
•Grew revenue 9% year-over-year, reflecting the demand we continue to see from individuals and institutions seeking in-demand skills and branded credentials for today’s fast-changing economy and technology landscape.
•Delivered approximately a 690 basis point improvement on our net loss margin and more than 750 basis points of annual Adjusted EBITDA Margin* expansion with our first full year of positive Adjusted EBITDA*, demonstrating our operating discipline and the strong financial leverage in our business model.
•Generated over $95 million of net cash provided by operating activities and $59 million of Free Cash Flow*, bolstering the strength of our balance sheet and financial position.
•Completed a $95 million share repurchase program, designed to reduce the impact of share dilution from one-time employee stock issuances.
•Added approximately 26 million new registered learners, growing cumulative registered learners to over 168 million.
•Broadened our Enterprise customer base with nearly 250 new Paid Enterprise Customers, serving more than 1,600 businesses, governments, and campuses by the end of the year.
•Welcomed more than 25 new educator partners, including industry leaders such as Adobe, Johns Hopkins Medicine, Samsung, and XBOX, as well as prominent universities like Saïd Business School, University of Oxford and IIIT Hyderabad.
•Added nearly 40 new entry-level Professional Certificates, while expanding the number of industry micro-credentials with credit recommendations from the American Council on Education (ACE) and European Credit Transfer and Accumulation System (ECTS).
•Launched over 2,200 new courses in 2024, including over 450 courses in generative AI, as industry leaders like AWS, DeepLearning.AI, Google, Google Cloud, IBM, and Microsoft meet the growing learner demand to develop and showcase emerging AI skills and expertise.
•Expanded our translation initiative to serve our growing volume of international learners, ending the year with up to 24 languages available in nearly 5,000 courses, Specializations, and Professional Certificates.
•Delivered new AI-powered product innovation, including the ability for customers to author customized, private courses with Course Builder, as well as enhanced capabilities for personalized, interactive instruction with Coach, our virtual learning assistant.
* See Appendix A for the definitions of Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow as well as reconciliations of these non-GAAP financial measures to their comparable GAAP measures. GAAP refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.

Coursera	2	2025 Proxy Statement

2024 Executive Compensation Highlights
Our executive compensation program is underpinned by our strong belief that executives’ interests should be aligned with stockholder value. To uphold this principle, our program ensures that a substantial portion of our executive officers’ target annual compensation opportunity is both variable and ‘at-risk.’ Additionally, our Human Resources and Compensation Committee (the “HRC Committee”) sets rigorous performance goals for each metric within our incentive compensation programs, ensuring that executives’ earnings are aligned with strong performance against pre-established objectives critical to our success and the creation of stockholder value.
In 2024, we introduced performance stock units (“PSUs”) to our stock incentive program for our executive team, with revenue selected as the key metric for 2024. We believe this approach aligns executive compensation with our key financial metric and supports the creation of stockholder value. The actual number of PSUs earned may range from 0% to 150% of the target amount, depending on the metric achievement.
The pay outcomes for 2024 demonstrate that our program is working as designed. Our cash incentive bonus program for our executive officers (the “2024 Executive Incentive Compensation Plan”), had equally weighted targets for revenue, Adjusted EBITDA, and New Student Degree Revenue, and paid out slightly above the combined target, reflecting our overall financial performance for the year. Meanwhile, our PSUs tied to 2024 revenue paid out below target. We intentionally use revenue as a metric in both our annual and long-term incentive programs, as we believe revenue growth is the primary driver of our ability to generate long-term value for our stockholders.
Forward-Looking Statements
This Proxy Statement, including the Compensation Discussion and Analysis section, contains forward-looking statements, including information about future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements contained in this Proxy Statement that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as: “anticipate,” “believe,” “can,” “continue,” “could,” “demand,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements include, but are not limited to, statements regarding: our mission to provide universal access to world-class learning; financial and operating leverage in our model; our priorities and investments to bolster return to more durable growth; the demand for online learning; anticipated features and benefits of our content and platform offerings; the anticipated utility of our non-GAAP financial measures; anticipated growth rates; our leadership transition; and our financial outlook, future financial and operational performance, and expectations, among others. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our ability to attract, engage, and retain learners; our ability to increase sales of our offerings; our limited operating history; risks related to market acceptance and demand for our offerings; our ability to compete effectively; our ability to manage our growth; cybersecurity and privacy risks and regulations; potential disruptions to our platform; risks related to operations, regulatory, economic, and geopolitical conditions; current and future legal proceedings; our history of net losses and ability to achieve or sustain profitability; and risks and uncertainties discussed in our most recently filed periodic report on Form 10-K and subsequent filings and as detailed from time to time in our SEC filings. Other unknown or unpredictable factors also could have material adverse effects on our future results. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this Proxy Statement are made only as of the date hereof. We undertake no obligation to update any forward-looking statements except to the extent required by law.

Coursera	3	2025 Proxy Statement

Proposal 1:
Election of Directors

Our Board of Directors (our “Board”) currently consists of nine directors who are divided into three classes, Class I, Class II, and Class III, with members of each class serving three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. The current composition of our Board is as follows:
•Our Class I directors are Carmen Chang, Theodore R. Mitchell, and Scott D. Sandell, and their terms will expire at the Annual Meeting;
•Our Class II directors are Amanda M. Clark, Christopher D. McCarthy, and Andrew Y. Ng, and their terms will expire at the 2026 annual meeting of stockholders; and
•Our Class III directors are Sabrina L. Simmons, Susan W. Muigai, and Gregory M. Hart, and their terms will expire at the 2027 annual meeting.
Three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2028 or until their successors are duly elected and qualified or until such director’s earlier death, resignation or removal from the Board, with the other classes of directors continuing to serve for the remainder of their respective terms. Our Nominating and Corporate Governance Committee (the “Governance Committee”) has recommended, and our Board has designated, Carmen Chang, Theodore R. Mitchell and Scott D. Sandell as the nominees for Class I directors to serve until the 2028 annual meeting of stockholders. The Class I director nominees have each indicated to us that they will be able to serve if elected. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by our Board, taking into account any recommendations of the Governance Committee, to fill such vacancy.
Directors shall be elected by a plurality of the votes cast (meaning that the director nominees who receive the highest number of shares voted “FOR” their election are elected as directors); provided, that if any nominee for director receives a greater number of votes “WITHHELD” than votes “FOR” such election, our Bylaws require that such person must promptly tender an irrevocable resignation to our Board for the Board’s consideration.

VOTE The Board of Directors Recommends a Vote “FOR” the Election of All of the Class I Nominees as Directors of Coursera.

Coursera	4	2025 Proxy Statement

About Our Board of Directors
Our Board is divided into three classes with three-year terms. The following section provides summary information about our director nominees and continuing directors as of March 31, 2025.

					Committee Membership(2)
Name	Age	Director Since	Class	Term Expiration(1)	Audit	Human Resources and Compensation (“HRC”)	Nominating and Corporate Governance (“Governance”)	Independent

Director Nominees:
Carmen Chang	77	2021	I	2025		Chair	Member	✔
Theodore R. Mitchell	69	2020	I	2025	Member		Chair	✔
Scott D. Sandell Lead Independent Director	60	2011	I	2025		Member		✔
Continuing Directors:
Amanda M. Clark	45	2020	II	2026	Member	Member		✔
Christopher D. McCarthy	49	2023	II	2026			Member	✔
Andrew Y. Ng Chairman of the Board	48	2011	II	2026				—
Gregory M. Hart President and CEO	55	2025	III	2027				—
Susan W. Muigai	55	2023	III	2027		Member		✔
Sabrina L. Simmons	61	2020	III	2027	Chair			✔
1.Each director’s respective three-year term expires at the annual meeting of stockholders to be held during the year indicated. If our director nominees are re-elected at the Annual Meeting, their respective terms will expire at our 2028 annual meeting of stockholders.
2.If our director nominees are re-elected at the Annual Meeting, each committee’s membership immediately following the Annual Meeting is expected to remain unchanged.

Coursera	5	2025 Proxy Statement

Director Skills and Qualifications
We strive to maintain an experienced and highly qualified Board with a broad range of perspectives and skills. Our Governance Committee periodically assesses the appropriate size, composition, and needs of our Board as well as the desired qualifications, expertise, and characteristics for membership on our Board and each of its committees. Because the identification, evaluation, and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board from time to time, our Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet applicable requirements of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).
Our Board is made up of highly skilled individuals well versed in the technology, consumer, and education industries. The matrix below summarizes our Board members’ key skills and qualifications as a group. If an individual is not listed under a particular attribute, it does not signify a director’s lack of ability to contribute in that area. The biographical information set forth below includes a summary of the experience and qualifications of each of our directors that support the Board’s decision for each director to serve as a member of our Board at this time.

	Carmen Chang	Amanda M. Clark	Gregory M. Hart	Christopher D. McCarthy	Theodore R. Mitchell	Susan W. Muigai	Andrew Y. Ng	Scott D. Sandell	Sabrina L. Simmons

Global Growth and Scale Experience expanding and scaling business internationally, with deep understanding of diverse market environments, geopolitical considerations, or economic conditions	✔	✔	✔	✔		✔	✔	✔	✔
Technology and AI Background in technology, including understanding of technological trends and disruptors such as generative AI and machine learning	✔	✔	✔	✔	✔	✔	✔	✔	✔
Workforce Skilling Experience with workforce reskilling, upskilling, and training matters at an organizational level or in a broader societal context	✔				✔	✔	✔
Consumer Insights and Trends Background in analyzing, anticipating, and adapting to consumer behavior and market trends	✔	✔	✔	✔			✔	✔	✔
Education Industry Experience and understanding of the education industry, including serving students and partnering with academic institutions	✔				✔		✔	✔
Operational Leadership Experience in executive management or operational leadership and able to provide insight into strategic and operating plans	✔	✔	✔	✔	✔	✔	✔	✔	✔
Finance and Accounting Knowledge or experience in financial reporting, accounting, or financing and investing activities	✔	✔		✔	✔			✔	✔
Public Company Board Governance and Compliance
Experience as a director of another public company, including experience in board governance and risk oversight (e.g., regulatory, cybersecurity, and data privacy risks)
	✔				✔		✔	✔	✔

Coursera	6	2025 Proxy Statement

Director Biographies
The biographies of our Class I director nominees and the other members of our Board as of March 31, 2025 are set forth below:
Class I Director Nominees

Carmen Chang Age: 77 Director Since: October 2021 Independent
Carmen Chang is a Partner and Head of Asia at New Enterprise Associates, Inc. (“NEA”), where she focuses on building NEA’s global organization and portfolio in China and other emerging markets in Asia. Ms. Chang joined NEA in 2012. Ms. Chang currently serves on the board of directors for a number of privately-held companies, including Moqi Inc., an innovative player in biometrics identification, Blue Ocean Technologies Inc., a developer of scalable, high performing AI chips, Cista System Corp., a developer of image sensor systems, Workera Corp., a technology upskilling platform, Transfix, Inc., a B2B freight marketplace, Blue Cheetah Analog Design, Inc., a developer of high-tech generators, Gravel Inc., a construction labor marketplace, Woebot Labs, Inc., an AI-based digital mental health company, and Kira Learning, Inc., an AI ed tech company. From 2016 to 2022, Ms. Chang served on the board of directors of Tuya Inc. (NYSE: TUYA). Prior to joining NEA, Ms. Chang was a partner at a major Silicon Valley law firm, where she specialized in corporate and securities law and led that firm’s China practice.
Ms. Chang brings significant business, legal, and leadership experience to our Board, including expertise in the Asian markets.

Committee Membership:	HRC (Chair), Governance
Education:	Master’s degree in modern Chinese history from Stanford University
J.D. from Stanford Law School

Coursera	7	2025 Proxy Statement

Class I Director Nominees

Theodore R. Mitchell Age: 69 Director Since: May 2020 Independent
Dr. Theodore R. Mitchell has been the President of the American Council on Education (“ACE”) since September 2017. Prior to that time, he was the Under Secretary of the United States Department of Education from May 2014 until January 2017, responsible for all post-secondary and adult education policy programs as well as a $1.3 trillion Federal Student Aid portfolio. From January 2017 to September 2017, Dr. Mitchell served as a private consultant, including to ACE. Prior to his federal service, Dr. Mitchell served as Chief Executive Officer of the NewSchools Venture Fund, a national investor in education technology, from June 2005 to May 2014. Dr. Mitchell also previously served as President of the California State Board of Education, President of Occidental College, and in a variety of leadership roles at University of California, Los Angeles, including Vice Chancellor. Dr. Mitchell was Deputy to the President and to the Provost at Stanford University and began his career as a professor at Dartmouth College where he also served as Chair of the Department of Education. Dr. Mitchell is a board member for several privately held organizations: TIAA, Occidental College, Khan Academy, Education Quality Outcomes Standards Board, Jack Kent Cooke Foundation, and Credential Engine. He also served as a member of the board of directors of The McClatchy Company (PNK: MNIQQ) from May 2017 to August 2020 and of Frontline Ltd. (NYSE: FRO) from April 2017 to August 2018.
Dr. Mitchell brings extensive experience as a leader in education, business, and public policy to our Board.

Committee Membership:	Governance (Chair), Audit
Education:	B.A. and Ph.D. in Education from Stanford University

Scott D. Sandell Age: 60 Director Since: December 2011 Independent
Scott D. Sandell is the Executive Chairman and Chief Investment Officer of NEA, a venture capital firm, since April 2024 and April 2023, respectively. Mr. Sandell also served as NEA’s Chief Executive Officer and Chairman from April 2023 to April 2024, Managing General Partner from April 2017 to April 2024, Co-Managing General Partner from March 2015 to April 2017, and as a General Partner since September 2000. Mr. Sandell joined NEA in January 1996 and served as head of the firm’s technology investing practice for 10 years. In addition to serving on the board of directors of several privately held companies, he currently serves as lead independent director of Cloudflare, Inc. (NYSE: NET), an internet security company. Mr. Sandell previously served on the board of directors of Robinhood Markets, Inc. (NASDAQ: HOOD) from June 2016 to May 2022, Tuya Inc. (NYSE: TUYA) from April 2018 to June 2022, and Bloom Energy Corporation (NYSE: BE) from August 2003 to May 2022. Outside of NEA, Mr. Sandell is actively involved with the National Venture Capital Association and is a founding director of the organization’s nonprofit, Venture Forward. He is also an Adjunct Lecturer at Stanford University.
Mr. Sandell brings significant public company director experience and global business, leadership, finance, and venture capital industry expertise to our Board.

Committee Membership:	HRC
Education:	A.B. in Engineering from Dartmouth College
M.B.A. from the Stanford Graduate School of Business

Coursera	8	2025 Proxy Statement

Continuing Directors

Amanda M. Clark Age: 45 Director Since: November 2020 Independent
Amanda M. Clark has served as Chief Executive Officer of WellBiz Brands Inc., a beauty and wellness franchise platform, since March 2024. From February 2020 to March 2024, Ms. Clark served as the Chief Development Officer of Papa John’s International, Inc. (Nasdaq: PZZA), a restaurant franchise. Ms. Clark was previously with Taco Bell Corp., a restaurant company, where she was responsible for design, consumer facing technology, merchandising, customer marketing, new concepts, and company development, and served as Executive Vice President Restaurant Experience from February 2019 to February 2020, Senior Vice President North America Development from May 2017 to February 2019, and the General Manager for Taco Bell Canada from November 2015 to August 2018. Previously, Ms. Clark served in roles of increasing responsibility in Brand Marketing at Taco Bell since 2013. Prior to joining Taco Bell, Ms. Clark worked at Procter and Gamble (NYSE: PG) in various marketing roles for nearly 12 years on their brands including Olay, Pampers, and Oral-B.
Ms. Clark brings significant business, marketing, and leadership experience as well as global operational expertise to our Board.

Committee Membership:	Audit, HRC
Education:	B.A. in Psychology and Theater Studies from Yale University

Gregory M. Hart Age: 55 Director Since: February 2025
Gregory M. Hart was appointed as our President, CEO, and as a member of our Board effective on February 3, 2025. Mr. Hart previously served as Chief Operating Officer at Compass, Inc., a real estate technology company, from May 2022 to December 2023, and as its Chief Product Officer from April 2020 to April 2022. Prior to that, Mr. Hart held various leadership positions at Amazon, Inc. (Nasdaq: AMZN), where he served for 23 years, including leading Amazon’s Prime Video global business, leading the Amazon Echo business, and as Technical Advisor to Jeff Bezos, Amazon’s founder and Chief Executive Officer. Since December 2024, he has served as a member of the board of directors of Bose Corporation.
Mr. Hart brings extensive operational leadership, as well as product, technology, and consumer experience to our Board.

Education:	B.A. in English Literature from Williams College

Coursera	9	2025 Proxy Statement

Continuing Directors

Christopher D. McCarthy Age: 49 Director Since: January 2023 Independent
Christopher D. McCarthy has served as the co-Chief Executive Officer of Paramount Global, Inc. (Nasdaq: PARA) since May 2024 and has also been President and Chief Executive Officer of Showtime/MTV Entertainment Studios and Paramount Media Networks since 2022, where he leads a global network of media assets and oversees entertainment brands including Paramount, Showtime, MTV, Comedy Central, and Smithsonian. He previously served as President of Entertainment and Youth Brands for Domestic Media Networks and President and Chief Executive Officer of MTV Entertainment Group since the December 2019 merger between CBS and Viacom. Prior to the merger, Mr. McCarthy served in senior executive positions across the Company and Viacom, including as President of MTV, VH1, CMT, and Logo, since joining as a freelancer in 2004. Mr. McCarthy has led industry-wide coalitions to tackle mental health and civic engagement. Mr. McCarthy has served on the board of directors for the Animal Medical Center of New York since 2022.
Mr. McCarthy brings operational excellence, leadership experience, consumer trends, and social impact expertise to our Board.

Committee Membership:	Governance
Education:	B.S. with Honors in Commerce and Engineering from Drexel University
M.B.A. from The Wharton School of Business at the University of Pennsylvania

Susan W. Muigai Age: 55 Director Since: August 2023 Independent
Susan W. Muigai will be joining Mastercard Incorporated (NYSE: MA) as Chief People Officer in April 2025, where she will lead all aspects of its human resources strategy and function. From October 2021 to March 2025, Ms. Muigai served as the Executive Vice President and Chief Human Resources Officer at TransUnion Limited (NYSE: TRU), where she was responsible for leading TransUnion’s human resource strategy and function, contributing to the company’s vision and strategy. Previously, Ms. Muigai amassed a wealth of experiences over a 16-year career at Walmart Stores Inc., most recently serving as Senior Vice President, People for Walmart International from March 2020 to September 2021. At Walmart, Ms. Muigai had an expansive role supporting 550,000 employees across 23 countries including advancing strategies for talent acquisition, succession planning, leadership development, and total rewards. Ms. Muigai has been a board member of the Breakfast Club of Canada since April 2017.
Ms. Muigai’s global experience and customer perspective as a seasoned Chief People Officer brings strategic insight to our Board and strengthens our ability to serve learners and Enterprise customers worldwide.

Committee Membership:	HRC
Education:	Bachelor of Law degree from the University of Windsor, Canada
Master of Laws degrees from the University of London, England, and York University, Canada

Coursera	10	2025 Proxy Statement

Continuing Directors

Andrew Y. Ng Age: 48 Director Since: October 2011
Andrew Y. Ng is one of our co-founders and served as Co-CEO until 2014. He currently serves as Chairman of the Board since inception, and is a consultant. Dr. Ng is a leading voice in artificial intelligence (AI) and online education. In 2013, he was named in the Time100 list of the most influential people in the world. Prior to founding Coursera, Dr. Ng was the founding lead of the Google Brain team from 2011 to 2012. From April 2017 to May 2024, he was Chief Scientist at Baidu, Inc., a multinational technology company, where he led the company’s global AI strategy and infrastructure. As an adjunct professor and tenured member of Stanford University’s faculty, he has taught in the computer science department for over two decades. In 2011, Dr. Ng led the development of Stanford’s first massive open online course (MOOC) platform and launched an online machine learning class that reached over 100,000 students—an initiative that inspired the creation of Coursera. Dr. Ng currently serves as CEO of Landing.AI, which helps companies jumpstart AI adoption, and is a Managing General Partner of AI Fund and AI Fund II, a venture studio supporting entrepreneurs in building AI companies, positions he has held since January 2018. Dr. Ng also leads DeepLearning.AI Corp., which provides AI training, including through our platform, since its founding in June 2017. Since April 2024, Dr. Ng has served on the board of Amazon, Inc. (Nasdaq: AMZN). Dr. Ng has authored or co-authored over 200 research papers in machine learning, robotics, and related fields.
Dr. Ng’s knowledge of our company as co-founder and his breadth and depth of experience as a pioneer in online education and artificial intelligence bring invaluable industry, technology, and leadership expertise to our Board.

Education:	B.S. in Math and Computer Science from Carnegie Mellon University
M.S. in Electrical Engineering and Computer Science from MIT
Ph.D. in Computer Science from the University of California, Berkeley

Coursera	11	2025 Proxy Statement

Continuing Directors

Sabrina L. Simmons Age: 61 Director Since: February 2020 Independent
Sabrina L. Simmons has served as the Chief Financial Officer of Petco Health and Wellness Company (Nasdaq: WOOF) since February 2025. She previously served as Executive Vice President and Chief Financial Officer of The Gap, Inc. (NYSE: GPS), a clothing company, from January 2008 until February 2017. Ms. Simmons held several positions at The Gap, including as Executive Vice President, Corporate Finance from September 2007 to January 2008, Senior Vice President, Corporate Finance and Treasurer from March 2003 to September 2007, and Vice President and Treasurer from September 2001 to March 2003. Prior to joining The Gap, Ms. Simmons served as the Chief Financial Officer and an executive member of the board of directors of Sygen International PLC, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co. (NYSE: LEVI). Since October 2018, Ms. Simmons has served as a member of the board of directors of Columbia Sportswear Company (Nasdaq: COLM), where she is a member of the compensation committee and the nominating and corporate governance committee. Since September 2022, she has been a director at Moloco, a privately held advertising technology company. Ms. Simmons was previously a director and audit committee chair of Petco Health & Wellness from January 2021 to February 2025, e.l.f. Beauty, Inc. (NYSE: ELF) from March 2016 to May 2021, and Williams-Sonoma, Inc. (NYSE: WSM) from January 2015 to June 2022.
Ms. Simmons brings extensive public company leadership, board experience, and financial expertise to our Board.

Committee Membership:	Audit (Chair)
Education:	B.S. in Business Administration from the University of California, Berkeley
M.B.A. from the University of California, Los Angeles
CPA from CA (inactive)

Coursera	12	2025 Proxy Statement

Non-Employee Director Compensation
Our director compensation is designed to attract and retain qualified directors and address the time, effort, expertise, and accountability required of active Board membership. Our HRC Committee periodically evaluates the appropriate level and form of compensation for non-employee members of our Board and recommends changes when appropriate. As part of its evaluation, the HRC Committee reviews the information, analysis, and recommendations provided by our independent compensation consultant, Compensia, Inc. (“Compensia”), which includes benchmarking compensation paid to non-employee directors to companies in our compensation peer group. Under our non-employee director compensation policy, our non-employee directors are compensated for Board and Board committee service through annual equity retainers with a pre-established target economic value, an annual base cash retainer for board service, and additional annual retainers for non-executive Board Chair and committee service. The compensation for our non-employee directors for service on our Board and its committees in 2024 was structured as follows:

$185,000	+	$37,500	+
Annual Equity Retainer		Annual Cash Retainer

The annual cash retainers are paid quarterly in arrears, pro-rated for any partial months of service. The annual equity retainer is paid in restricted stock units (“RSUs”) under the Coursera, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) following the conclusion of each annual meeting of our stockholders to each non-employee director who will continue serving as a member of the Board. The annual RSU award will be with respect to a number of shares of common stock having an aggregate value equal to $185,000, based on the average closing price of our common stock during the 30 calendar days prior to the grant date. Each annual RSU award vests on the earliest of the first anniversary of the grant date, the next annual meeting of stockholders following the grant date, or the consummation of a change in control as defined in the 2021 Plan, subject to the non-employee director’s continued service as a director of Coursera through the applicable vesting date.
In addition, a non-employee director is granted an initial RSU award upon appointment to our Board that vests over three years, with 33% of the RSUs vesting after one year, and the remaining RSUs vesting in quarterly installments over the next eight quarters, subject to the director’s continued service through the applicable vesting dates. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses incurred in connection with their attendance at Board and committee meetings.
Employee directors do not receive any compensation for service as a Board member.

Coursera	13	2025 Proxy Statement

2024 Director Compensation
The following table provides information on the compensation paid to our non-employee directors for the year ended December 31, 2024, pursuant to the non-employee director compensation policy described above. Our employee directors do not receive any cash compensation for their service on our Board or its committees.

Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Total ($)

Carmen Chang	57,000	149,165	206,165
Amanda M. Clark	55,000	149,165	204,165
Christopher D. McCarthy	42,000	149,165	191,165
Theodore R. Mitchell	56,500	149,165	205,665
Susan W. Muigai	45,000	149,165	194,165
Andrew Y. Ng	57,500	149,165	206,665
Scott D. Sandell	45,000	149,165	194,165
Sabrina L. Simmons	57,500	149,165	206,665
1.Represents the aggregate grant date fair value of the annual RSU awards granted to all non-employee directors who were serving on the Board in May 2024 pursuant to our non-employee director compensation policy, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC 718”). For information on the assumptions used in the calculations of these amounts, refer to Note 12 of our audited consolidated financial statements contained in our Annual Report. These amounts reflect the accounting cost for these RSUs and do not represent the actual economic value that may be realized by the director.
The following table sets forth the aggregate number of shares of common stock underlying stock option awards and RSUs held by each non-employee director as of December 31, 2024:

Name	Number of shares underlying stock options (#)	Number of shares underlying RSUs(1) (#)

Carmen Chang		18,669
Amanda M. Clark		18,669
Christopher D. McCarthy		30,888	(2)
Theodore R. Mitchell	150,000	18,669
Susan W. Muigai		33,152	(3)
Andrew Y. Ng		18,669
Scott D. Sandell		18,669
Sabrina L. Simmons	150,000	18,669
1.On May 22, 2024, we granted each non-employee director 18,669 RSUs that vest on the earlier of the day of the Annual Meeting, May 22, 2025 or a change in control, subject to continued service.
2.Consists of 18,669 RSUs from the 2024 annual equity grant, and 12,219 unvested RSUs from the initial equity award granted to Mr. McCarthy on January 31, 2023, in connection with his appointment to our Board. The 12,219 RSUs will vest and convert into shares of common stock in equal quarterly installments through February 15, 2026 or a change in control, subject to continued service.
3.Consists of 18,669 RSUs from the 2024 annual equity grant, and 14,483 unvested RSUs from the initial equity award granted to Ms. Muigai on August 31, 2023, in connection with her appointment to our Board. The 14,483 RSUs will vest and convert into shares of common stock in equal quarterly installments through August 15, 2026 or a change in control, subject to continued service.

Coursera	14	2025 Proxy Statement

Corporate Governance
Board of Directors and Corporate Governance Highlights
Our business and affairs are organized under the direction of our Board. The primary responsibilities of our Board are to provide risk oversight, strategic guidance, counseling, and direction to our management.
Our Board is committed to sound and effective governance practices that promote long-term stockholder value and strengthen the Board’s management accountability to our stockholders, customers, and other stakeholders. We also believe that our status as a public benefit corporation (“PBC”) reinforces our commitment to providing global access to affordable and flexible world-class learning and strengthens our mission, culture, and opportunities to create long-term value for stockholders and other stakeholders.
The following table highlights many of our key governance practices.

•Seven of our nine directors (78%) are independent, including a lead independent director	•Annual Board and committee self-assessments
•Board committees composed of entirely independent directors	•Robust director nominee selection process
•Proactive, year-round stockholder and stakeholder engagement	•Commitment to periodic Board refreshment and continued assessment of highly qualified and independent candidates for nomination to the Board with relevant experience and perspectives
•Regular executive sessions of our non-management directors	•Policies regarding transactions in our common stock, including prohibitions on hedging, pledging, derivative trading, and short selling
•Mandatory tender of director resignation if a majority vote is not received in an uncontested election	•Management of key risks and compliance obligations, overseen by the Board and its committees
•Board oversight and annual review of succession planning strategies for key executives	•Meaningful director stock ownership guidelines
•Policies requiring a reevaluation of Board membership due to changes affecting a director’s principal occupation or independence	•Limits on other for-profit board service
•Regular review of committee charters and corporate governance policies	•Sophisticated and highly engaged directors with an effective mix of relevant skills, experience, and perspectives

Coursera	15	2025 Proxy Statement

Active Attendance at Board Meetings
Our Board met seven times during 2024, and additionally received periodic updates from management. Each director attended at least 75% of the aggregate meetings held by our Board and the applicable committees on which such director served. Overall attendance of such meetings was 98%.
Executive Sessions of Non-Management Directors
The non-management directors meet in an executive session in connection with each regularly scheduled Board meeting, during which they have the opportunity to discuss management performance and such other topics as they may determine. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors and to make recommendations for consideration by the full Board. Our lead independent director presides over executive sessions of the non-management directors.
Board Attendance at Annual Meeting of Stockholders
Our policy is to invite each member of our Board to attend our annual meeting of stockholders, but they are not required to attend. Five directors attended our 2024 annual meeting of stockholders.
Director Independence
Our Board determined that seven out of nine directors on our Board qualify as independent directors, as defined under the listing rules of the NYSE: Carmen Chang, Amanda M. Clark, Christopher D. McCarthy, Theodore R. Mitchell, Susan W. Muigai, Scott D. Sandell, and Sabrina L. Simmons. There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
We have decided to separate the roles of Board Chair and CEO. Our Board determined this is the most appropriate structure for Coursera. Our Board believes that a separate Board Chair enables the Board to more effectively and objectively monitor the performance of Coursera, the CEO, and our other executive officers. This separation allows Mr. Hart, our CEO, to focus on executing our strategy while Dr. Ng, our Board Chair, can lead the Board.
In his role as Board Chair, Dr. Ng oversees the operations and functioning of our Board. Among his responsibilities are the following: presiding at stockholder meetings, meetings of our Board and executive sessions of the non-employee directors; facilitating communication between senior management and the independent directors; consulting with the CEO to set the Board’s agenda, working with committee chairs to oversee coordinated coverage of board responsibilities; and undertaking such other responsibilities as our Board may assign to him from time to time. Dr. Ng has served as the Board Chair since our inception.
If our Board Chair is not an independent director, our Board may appoint an independent director to serve as lead independent director in accordance with our Corporate Governance Guidelines. Our Board has appointed Scott D. Sandell to serve as our lead independent director. As lead independent director, Mr. Sandell’s primary responsibilities include, among other things, presiding over all meetings at which the Board Chair is not present and serving as a liaison between the Board Chair and/or the CEO and the independent directors. Mr. Sandell also has authority to call meetings of the independent directors of the Board or meetings of the Board.

Coursera	16	2025 Proxy Statement

Board Effectiveness, Annual Self-Assessments, and Education
Our Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. On an annual basis, our Board and each of its committees conduct self-assessments to evaluate performance and to identify opportunities for improvement. The self-assessments are led by the Governance Committee, and the results of the evaluation are shared with the Board along with recommendations to enhance the effectiveness of the Board and its committees. As the first step in the self-assessment process, directors respond to comprehensive questions, which ask them to consider various topics related to Board and committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, agendas, materials, and discussion topics. The Board then reviews all responses and makes appropriate recommendations. Thereafter, the Board and the Governance Committee discuss the results of the assessments and the recommendations in executive session, with a view toward taking action to address any issues presented. In addition, all members of our Board have the opportunity and are encouraged to attend director education programs to assist them in remaining current with best practices and developments in corporate governance.
Board Committees
Our Audit Committee, HRC Committee, and Governance Committee are each composed solely of independent directors, in accordance with SEC and NYSE requirements. Each of our committees operate under a charter that has been approved by our Board, and which is reviewed annually by each committee. Copies of the charters for each committee are available on our website at https://investor.coursera.com under the heading “Governance—Governance Documents.” Each committee has the composition and key responsibilities described below. For a more extensive description of committee functions, please refer to the committee charters.

Name	Audit Committee	HRC Committee	Governance Committee

Carmen Chang		Chair	Member
Amanda M. Clark	Member	Member
Christopher D. McCarthy			Member
Theodore R. Mitchell	Member		Chair
Susan W. Muigai		Member
Scott D. Sandell, Lead Independent Director		Member
Sabrina L. Simmons	Chair

Coursera	17	2025 Proxy Statement

Audit Committee
Members:	Key Responsibilities:

Sabrina L. Simmons (Chair) Amanda M. Clark Theodore R. Mitchell Meetings in 2024: 8
•Evaluate the performance, independence, and qualifications of our independent auditors and determine whether to retain our existing independent auditors or engage new independent auditors
•Pre-approve all audit services and any permissible non-audit services
•Review the adequacy and effectiveness of our internal control over financial reporting and internal audit function, and the effectiveness of the Company’s disclosure controls and procedures
•Review financial statements and reports, earnings announcements, and earnings guidance
•Oversee our cybersecurity policies and practices and internal controls regarding information security
•Review and approve related party transactions
•Review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements
•Review our major financial risk exposures, including the policies to govern the process by which risk assessment and risk management are implemented
•Conduct an annual self-evaluation of its performance with respect to its duties and responsibilities set forth in its charter

Expertise:
Each member of our Audit Committee is financially literate in accordance with NYSE audit committee requirements. The Board has determined that Ms. Simmons is an “audit committee financial expert” within the meaning of SEC regulations.

HRC Committee
Members:	Key Responsibilities:

Carmen Chang (Chair) Susan W. Muigai Scott D. Sandell Meetings in 2024: 4
•Approve our executive compensation goals and objectives for our CEO and other executive officers, evaluate performance in light of such goals, and set compensation levels and terms of employment for our executive officers
•Oversee equity compensation plans and approve awards thereunder
•Oversee human capital management
•Review and recommend to the Board changes in compensation of our non-employee directors
•Approve the selection of the Company’s peer companies for the purposes of benchmarking executive compensation
•Oversee the administration and performance of duties under our compensation recoupment policy
•Oversee compliance with compensation-related disclosure requirements, including those required by the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002
•Conduct an annual self-evaluation of its performance with respect to its duties and responsibilities set forth in its charter
•Consider the results of stockholder advisory votes on executive compensation and the frequency of such votes

Governance Committee
Members:	Key Responsibilities:

Theodore R. Mitchell (Chair) Carmen Chang Christopher D. McCarthy Meetings in 2024: 3
•Identify, review, and recommend candidates to serve on our Board
•Oversee annual self-assessment of Board and its standing committees
•Review annually our certificate of incorporation, bylaws, committee charters, codes of conduct, corporate governance principles, and insider trading policy
•Oversee our obligations and related matters in connection with our status as a public benefit corporation
•Evaluate the size and composition of our Board and its committees
•Review and oversee with the Board Chair and the CEO, the CEO succession plan, and the management development plan
•Review and make recommendations regarding stock ownership guidelines and review compliance

Coursera	18	2025 Proxy Statement

Compensation Committee Interlocks and Insider Participation
The members of our HRC Committee during 2024 were Carmen Chang, Amanda M. Clark, Susan W. Muigai, and Scott D. Sandell, none of whom have ever been an executive officer or employee of ours. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or HRC Committee.
Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our risk governance framework is designed to ensure the Board is informed of the critical risks in our business and strategy and that our risk management processes are functioning effectively, to facilitate open communication between management and the Board, and to foster a culture of integrity and risk awareness.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. This approach allows the Board to draw upon the experience and judgment of all directors in overseeing and managing the risks we face over the short, medium, and long term. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and the Governance Committee periodically evaluates our risk management process in light of the nature of the material risks we face and the adequacy of our governance policies and procedures designed to address such risks, and recommends any changes deemed appropriate. Committees report key risk findings to the full Board.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees our cybersecurity program (including our technology and information security policies and practices) and the internal controls regarding cybersecurity and information security, and monitors our compliance with legal and regulatory requirements.
Our HRC Committee assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements and conducts a review of compensation-related risk management. In addition, the HRC Committee periodically evaluates risk arising from the Company’s compensation policies for all employees and overall actual compensation practices and recommends any changes deemed appropriate.
Corporate Governance Documents
Corporate Governance Guidelines
Our Board has adopted written Corporate Governance Guidelines, which set forth the practices the Board intends to follow with respect to, among other things, Board composition, director selection, Board meetings and involvement of senior management, CEO performance evaluations and succession planning, Board compensation, and other policies and guidelines relating to the Board. The Governance Committee assists our Board in overseeing and reviewing the Corporate Governance Guidelines at least annually, and recommending to our Board for approval of any changes to our corporate governance framework. Our Corporate Governance Guidelines are posted on the investor relations section of our website at https://investor.coursera.com under the heading “Governance—Governance Documents.”

Coursera	19	2025 Proxy Statement

Codes of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code of Conduct’) applies to each of our directors, officers, employees, and consultants, and addresses various topics, including:
•Compliance with laws, rules, and regulations
•Confidentiality
•Conflicts of interest
•Corporate opportunities
•Fair dealing
•Payments or gifts from others
•Anti-corruption and interaction with government officials
•Health and safety
•Insider trading
•Protection and proper use of company assets
•Recordkeeping
•Communications with the media, analysts, and stockholders

Our Board has also adopted a Code of Ethics for Senior Financial Officers (the “Financial Code of Ethics”) applicable to our CEO, Chief Financial Officer, Chief Accounting Officer, and Controller as well as other key management employees addressing ethical issues.
The Code of Conduct and the Financial Code of Ethics are each posted on our website at https://investor.coursera.com under the heading “Governance—Governance Documents.” These codes can only be amended by the approval of a majority of our Board. Any waiver to the Code of Conduct for an executive officer or director or any waiver of the Financial Code of Ethics may only be granted by our Board or our Governance Committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees and contractors. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.
To date, there have been no waivers under our Code of Conduct or Financial Code of Ethics. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at https://investor.coursera.com within four business days following the date of such amendment or waiver.
Stock Ownership Guidelines
In March 2024, we adopted stock ownership guidelines that apply to our non-employee directors and officers, including our named executive officers (“NEOs” and collectively, the “covered officer”) designed to align their interests with the long-term interests of our stockholders. Within five years from becoming subject to the stock ownership guidelines, covered persons are required to own shares of our common stock with a value at least equal to the required level of stock ownership set forth below:

Position	Minimum Required Level of Stock Ownership
CEO	5x annual salary
Other Covered Executive	1x base salary
Non-employee directors	3x cash retainer
Shares that are credited toward compliance with our stock ownership guidelines include the following:
•Shares owned directly or beneficially by the covered person or their immediate family members;
•Shares held in a trust or in a 401(k) account for the benefit of the covered person or their immediate family members; and
•Shares owned by a partnership, limited liability company, or other entity to the extent of the covered person’s interest therein (or the interest therein of their immediate family members) but only if the individual has or shares the power to vote or dispose of the shares.

Coursera	20	2025 Proxy Statement

Unexercised stock options, unvested restricted stock awards, and unvested RSUs do not count toward compliance with the guidelines.
If, by the applicable deadline, the covered person has not met the minimum ownership level specified above, then such covered person must retain at least 50% of the net shares of our common stock received by such person upon the vesting, settlement, or exercise of equity awards issued to such person until they comply with the stock ownership guidelines.
Our non-employee directors, CEO, and other covered persons (including our NEOs) are currently expected to be in compliance with the stock ownership guidelines when they become effective for such persons.
Insider Trading, Derivatives Trading, Hedging, and Pledging Policies
We have adopted insider trading policies and procedures applicable to our directors, officers, employees, consultants, and contractors, and their immediate family members and controlled entities that we believe are reasonably designed to promote compliance with insider trading laws and regulations, and NYSE listing standards. Under our insider trading policy, our directors, executive officers, and other predetermined insiders may only conduct open market sales or purchases of Coursera securities (i) with preclearance during designated open trading windows, or (ii) through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Our insider trading policy was filed as Exhibit 19.1 to our Annual Report.
Under our insider trading policy, covered persons, including our directors and executive officers, are prohibited from engaging in short sales, derivatives trading, hedging, monetization, or pledging transactions involving Coursera’s securities.
Our Director Nomination Process
Our Board nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.
Our Board strives to find directors who are experienced and dedicated individuals with a broad range of backgrounds, perspectives, and skills. Our corporate governance guidelines provide that our Governance Committee may take into account all factors it considers appropriate in identifying qualified candidates for Board membership, such as character, judgment, leadership, business acumen, variety of backgrounds, perspectives, skills, and professional experience, the ability of a candidate to devote sufficient time and attention to Coursera’s affairs, knowledge of or experience in the industry in which Coursera operates, and the extent to which a particular candidate would fill a present or anticipated need on the Board. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out their duties as a director. Our Governance Committee also seeks to ensure that a majority of our directors are independent in accordance with NYSE rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.
Prior to our annual meeting of stockholders, our Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, and the candidate’s prior service as a director. If a director no longer wishes to continue in service, if the Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Committee will consider whether to replace the director or to decrease the size of the Board. If the decision is to replace a director, the Governance Committee will consider various candidates for Board membership, including those suggested by Committee members, other Board members, a director search firm engaged by the Committee, or our stockholders. Prospective nominees are evaluated by the Governance Committee based on the same membership criteria described above and set forth in our corporate governance guidelines, regardless of the source of the nomination.

Coursera	21	2025 Proxy Statement

Stockholder Recommendations for Nominations to our Board
The Governance Committee will consider candidates recommended by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Coursera’s Secretary or any member of the Governance Committee in writing with any supporting material the stockholder considers appropriate. Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an annual meeting of stockholders. To be timely, our Bylaws provide that the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than 120 days nor less than 90 days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice include the name and contact information for the candidate, the person making the nomination, and other information about the nominee that must be disclosed in proxy solicitations pursuant to our Bylaws and under Section 14 of the Exchange Act and the related rules and regulations under that Section.
Stockholder Engagement; How to Communicate with our Board
We proactively engage with stockholders and other stakeholders throughout the year to learn their perspectives on significant issues. Over the past year, our stockholder engagement activities included participation by the Board, our management team, particularly our CEO and CFO, and our investor relations department. This engagement helps us better understand stockholder priorities and perspectives and help foster ongoing constructive dialogue with our community of stockholders. The Board and our management team carefully consider the feedback from these meetings, as well as stockholder support and feedback at our annual meetings, when reviewing our business practices, corporate governance framework, and executive compensation program. For more information on our stockholder engagement and actions we have taken as a result of stockholder feedback, see below in the section “Executive Compensation—Compensation Discussion and Analysis—Stockholder Engagement and our Say-on-Pay Vote section of this Proxy Statement below.
Our Board welcomes questions or comments about Coursera and our operations. If stockholders or interested parties wish to communicate with our Board, including our independent directors, they may send their communication in writing to: Secretary, Coursera, Inc., 2440 West El Camino Real, Suite 500, Mountain View, California 94040. You must include your name and address in the written communication and indicate whether you are a stockholder. The Secretary will review any communication received from a stockholder or interested party, and all relevant, appropriate, and substantive communications will be forwarded to the appropriate director or directors or committee of our Board based on the subject matter.
Certain Relationships and Related Transactions
The following includes a summary of transactions since January 1, 2024 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executives, officers, or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation” or would be described under “Executive Compensation” if the applicable executive officer had been an NEO.

Coursera	22	2025 Proxy Statement

Investors’ Rights Agreement
In connection with the issuance and sale of approximately 7.65 million shares of our Series F redeemable convertible preferred stock, in July 2020, we entered into an Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”) with certain holders of such stock, including entities affiliated with NEA, with which two of our directors, Scott D. Sandell and Carmen Chang, are affiliated. The Rights Agreement grants certain holders of our common stock specified registration rights with respect to shares of our common stock, including shares of our common stock issued upon conversion of the shares of our redeemable convertible preferred stock held by them prior to our initial public offering (“IPO”).
Online Course Hosting and Services Agreement with DeepLearning.AI
In October 2020, we entered into an Online Course Hosting and Platform Services Agreement (the “Hosting Agreement”) with DeepLearning.AI Corp., which is wholly owned by DeepLearning LLC, which is wholly owned by Dr. Ng, our Board Chair (“DeepLearning Corp.”, and together with DeepLearning LLC, the “DeepLearning Entities”). DeepLearning Corp. develops AI education courses, which are currently distributed through our platform. Pursuant to the Hosting Agreement, DeepLearning Corp. receives 50% of revenue attributable to courses provided by the DeepLearning Entities (subject to customary conditions and deductions) on our platform, except for certain machine learning specialization courses co-developed and co-branded by the DeepLearning Entities and Stanford, for which we make payments to Stanford equal to 60% of revenue attributable to such courses, which amount is subsequently shared between the DeepLearning Entities and Stanford. We are not party to, or otherwise involved with, this subsequent revenue sharing arrangement. Under the Hosting Agreement, we made payments to the DeepLearning Entities in an amount of approximately $8.4 million in 2024.
Consulting Agreement with Andrew Y. Ng
In June 2014, we entered into a Consultant and Proprietary Information Nondisclosure Agreement with Dr. Ng for advisory services (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Ng receives reimbursement for reasonable expenses required to complete his duties and responsibilities (subject to approval from our CEO) and payment of $1.00 per annum.
Indemnification Agreements
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Employment Arrangements
We have entered into employment agreements and offer letter agreements with certain of our executive officers. See “Executive Compensation—Employment Arrangements with Our Named Executive Officers” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Policies and Procedures for Transactions with Related Persons
Our Board is committed to the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that related party transactions may present a heightened risk of potential or actual conflicts of interest. We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships, including any indebtedness or

Coursera	23	2025 Proxy Statement

guarantee of indebtedness) in which we or any of our subsidiaries are participants, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an executive officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risks, costs, and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.
Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests.

Coursera	24	2025 Proxy Statement

Executive Officers
Summary information about our executive and other corporate officers as of March 31, 2025, is set forth below:

Name	Age	Position

Gregory M. Hart	55	President, Chief Executive Officer, and Director
Kenneth R. Hahn	58	Senior Vice President, Chief Financial Officer, and Treasurer
Alan B. Cardenas	49	Senior Vice President, General Counsel and Secretary
Marcelo C. Modica	56	Senior Vice President and Chief People Officer
Michele M. Meyers(1)	45	Vice President, Accounting and Chief Accounting Officer
1. Ms. Meyers is an “officer” as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, but not an executive officer.
Mr. Hart’s biographical information is set forth above under “Proposal 1: Election of Directors—Director Biographies.”
Kenneth R. Hahn has served as our Senior Vice President, Chief Financial Officer, and Treasurer since May 2020. Prior to joining Coursera, Mr. Hahn was the Chief Financial Officer of CollectiveHealth, Inc., a private healthcare SaaS company, from March 2017 until May 2020. Mr. Hahn also previously served as Chief Financial Officer at QuinStreet, Inc. (Nasdaq: QNST), Borland Software Corporation (Nasdaq: BORL), and Extensity, Inc. (Nasdaq: EXTN). Mr. Hahn holds a B.A. in Business Administration summa cum laude from California State University, Fullerton and an M.B.A. from Stanford Graduate School of Business, where he was named an Arjay Miller Scholar.
Alan B. Cardenas has served as our Senior Vice President, General Counsel and Secretary since May 2023 and served as our Vice President, Deputy General Counsel and Assistant Corporate Secretary from September 2021 to May 2023. Prior to joining Coursera, Mr. Cardenas served as Head of U.S. Corporate Legal for Siemens Energy, a spin-off from Siemens, from January 2020 to September 2021. Prior to Siemens Energy, Mr. Cardenas served in multiple senior roles for Siemens, a global manufacturing and technology conglomerate, from September 2008 to December 2019. During his time at Siemens, he also served as General Counsel and Secretary of the Siemens Foundation from August 2010 to February 2020. Mr. Cardenas started his career with Debevoise & Plimpton LLP. Mr. Cardenas holds a J.D. from Rutgers University School of Law and a B.A. in History and Political Science from Rutgers University.
Marcelo C. Modica has served as our Senior Vice President, Chief People Officer since August 2024. Prior to joining Coursera, Mr. Modica served as Chief People Officer of OneTrust, LLC from June 2022 to August 2024. Before OneTrust, he was Chief People Officer at Robinhood Markets, Inc. from December 2020 to June 2022, and at Mercer, a consulting firm, from November 2012 to October 2020. Since April 2022, he has served as a director of Aspiriant, LLC, a wealth management firm, where he chairs the Compensation and People committee and is a member of its Finance, Audit and Risk committee. Mr. Modica holds a B.A. in psychology from Siena College and an M.A. in organizational psychology from Columbia University.
Michele M. Meyers has served as our Vice President, Accounting and Chief Accounting Officer since March 2022. Prior to joining Coursera, Ms. Meyers was Chief Accounting Officer and Treasurer at Black Knight, Inc. (NYSE: BKI), a market-leading provider of software solutions, data, and analytics to the mortgage and real estate industries, from February 2019 to March 2022. She also served as their Vice President, Finance and Controller from March 2015 to February 2019. Earlier in her career, Ms. Meyers served as Vice President and Corporate Controller of Altisource Portfolio Solutions S.A. (Nasdaq: ASPS). Ms. Meyers began her career with Deloitte & Touche LLP, where she held last served as Audit Senior Manager. Ms. Meyers holds a B.S. in Accounting from the University of West Florida and is a certified public accountant.

Coursera	25	2025 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for the year ended December 31, 2024. This section describes the compensation of our principal executive officer, our principal financial officer, the two executive officers (other than our principal executive officer and principal financial officer) who were our most highly compensated executive officers for 2024, and one individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at December 31, 2024. We refer to these executives collectively as our “named executive officers” or “NEOs.” References to “continuing NEOs” throughout this section refer to our 2024 NEOs who also served as NEOs in fiscal year 2023, which includes all NEOs listed below, except Mr. Modica, who joined Coursera as Senior Vice President and Chief People Officer on August 19, 2024.
2024 Named Executive Officers
For 2024, our NEOs were:

Jeffrey N. Maggioncalda(1) Former President, Chief Executive Officer, and Director (Our former CEO)	Kenneth R. Hahn Senior Vice President, Chief Financial Officer, and Treasurer (Our CFO)	Alan B. Cardenas Senior Vice President, General Counsel and Secretary	Marcelo C. Modica(2) Senior Vice President, Chief People Officer	Shravan K. Goli(3) Former Senior Vice President and Chief Operating Officer

1.Following our 2024 fiscal year-end, Gregory M. Hart succeeded Mr. Maggioncalda as our President, Chief Executive Officer, and Class III Director, effective February 3, 2025.
2.     Mr. Modica joined Coursera as Senior Vice President, Chief People Officer on August 19, 2024.
3.     Mr. Goli ceased serving as an executive officer effective April 29, 2024 upon his transition to a strategic projects role within Coursera. He subsequently departed on November 15, 2024.
Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why our HRC Committee arrived at the specific 2024 compensation decisions for our executive officers, including our NEOs. This Compensation Discussion and Analysis is intended to be read in conjunction with the section “—Executive Compensation Tables” below, which also provides historical compensation information.

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Executive Summary
Our executive compensation program is designed to attract, retain, and motivate the key leaders who drive our strategic and financial performance. Our program structure and compensation decisions are designed to achieve these talent management objectives while aligning the compensation of our executive officers with our performance and the creation of long-term value for our stockholders.
2024 Business Results
In 2024, we operated with discipline and sharpened our focus on Coursera’s core capabilities that we believe will create long-term value for learners, customers, educator partners, and stockholders. While prioritizing our efforts toward returning to higher revenue growth, we have significantly improved our operating leverage, achieving our first full year of positive Adjusted EBITDA, and generated strong Free Cash Flow. Additionally, we ended the year with a strong cash position with $726 million in cash and cash equivalents and no debt. We also completed the $95 million share repurchase authorization under our previously announced in 2023, which was designed to reduce the impact of share dilution from employee stock issuances.
Over the past year, we navigated a dynamic environment with operating discipline, implementing a series of actions to refine our strategy and focus our efforts, including leadership changes and expense reduction initiatives. We are prioritizing investments in our Consumer and Enterprise businesses with a keen focus on retention and growth, building our brand, expanding our content catalog and educator partner network, growing our global reach, and other key initiatives that we believe will position us to deliver more durable growth over time.
Please refer to “Company Snapshot—2024 Business Results” and our Annual Report for additional financial and business information.

2024 Financial Results

Revenue	Adjusted EBITDA(1)
Consumer
Enterprise	Free Cash Flow(1)
Degrees
Total

1.See Appendix A for the definitions of Adjusted EBITDA and Free Cash Flow as well as a reconciliation of these non-GAAP financial measures to their comparable GAAP measures. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.

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2024 Executive Compensation Highlights
Our executive compensation program is underpinned by our strong belief that executives’ interests should be aligned with stockholder value. To uphold this principle, our program ensures that a substantial portion of our executive officers’ target annual compensation opportunity is both variable in nature and ‘at-risk.’ In addition, our HRC Committee sets rigorous performance goals for each metric within our incentive compensation programs, ensuring that executive compensation is aligned with strong performance against pre-established objectives critical to our success and the creation of stockholder value.
In 2024, we introduced PSUs to our stock incentive program for our executive team, with revenue selected as the key metric for 2024. We believe this approach aligns executive compensation with this key financial metric and supports the creation of stockholder value. The actual number of PSUs earned may range from 0% to 150% of the target amount, depending on the metric achievement.
The pay outcomes for 2024 demonstrate that our program is working as designed. Our 2024 Executive Incentive Compensation Plan in which our NEOs participated, had equally weighted targets for revenue, Adjusted EBITDA, and New Student Degree Revenue, and paid out slightly above target, reflecting our overall financial performance for the year. Meanwhile, our PSUs tied to 2024 revenue, paid out below target. Revenue is intentionally used as a metric in both our annual and long-term incentive programs, as we believe revenue growth is the primary driver of our ability to generate long-term value for our stockholders.

2024 Executive Compensation Highlights
Our executive compensation program includes variable and ‘at-risk’ components designed to align annual and long-term performance objectives with stockholder value creation. Key aspects included:	2024 Cash Bonus Payout	2024 PSUs Payout

•No increase to former CEO's cash compensation since he joined Coursera in 2017
•No annual refresh equity award granted to our CEO in 2023 or 2024
•No meaningful perquisites

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Performance-Based Compensation
Emphasis on equity-based incentives ensures executive pay opportunities align with stockholder value creation
	Structure	Performance Link
Bonuses	Annual Cash Bonus Opportunity	For 2024, the corporate performance measures(1) under our 2024 Executive Incentive Compensation Plan were:
		Revenue	Adjusted EBITDA(2)	New Student Degree Revenue

Equity Awards	Performance-Based Equity
•In 2024, we introduced PSUs to our equity program for our executive officers, with revenue selected as the key metric for 2024. We believe this approach aligns executive compensation with our key financial metric and supports the creation of stockholder value. The actual number of PSUs earned may range from 0% to 150% of the target amount, depending on the achievement of the revenue performance metric.
•RSUs and PSUs vest over 4 years to further our retention objectives.

Service-Based Equity
•The value of RSUs, PSUs, and stock options link directly to Coursera's stock price increases and decreases, thereby strengthening alignment and incentivizing our executives to build sustainable, long-term value for stockholders.

•In 2024, stock options were not included as part of our annual equity award structure. Stock options are generally awarded to executive officers as part of new hire or promotion equity awards.

1.Bonus metric weighting percentages do not add up to 100% due to rounding.
2.See Appendix A for the definition of Adjusted EBITDA and the reconciliation of this non-GAAP financial measure to its comparable GAAP measure. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.

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Emphasis on At-Risk Compensation and Pay Aligned with Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. Consistent with our compensation philosophy, our executive compensation program emphasizes variable, at-risk and performance-based pay over fixed pay and focuses on long-term incentives. The annual compensation of our executive officers varies from year to year based on our financial and operational results and the performance of our stock price. Variable pay elements ensure that a substantial portion of our executive officers’ target total direct compensation is ‘at-risk,’ rather than fixed in nature. The actual amounts payable vary based on our performance, reinforcing the alignment between compensation and results.
In 2024, as in 2023, and informed by the feedback previously received from stockholders, we did not grant equity awards to our former CEO due to his substantial 2022 equity award, which was larger than a typical annual grant, to provide an appropriate retentive benefit for him and align his unvested equity holdings within the range of our peer group. Accordingly, his total direct compensation in 2023 and 2024 did not consist of a majority of at-risk pay. Due to his retirement in February 2025, he did not receive any equity awards following his 2022 equity award.
The following chart shows the average pay mix for our continuing NEOs (other than our former CEO) in 2024.

2024 Compensation for our NEOs (other than our former CEO)(1)(2)
Average Pay Mix	Average Target Direct Compensation

1.    Excludes (i) our former CEO because he did not receive an equity award in 2024 and (ii) Mr. Modica who joined Coursera in August 2024.
2.    Amounts in the graphics are based on the average of the HRC Committee’s targeted economic value of the RSU and PSU awards granted in March 2024 to the then continuing NEOs (other than our CEO). If the average grant date fair values of such RSU and PSU awards were computed in accordance with ASC 718, these amounts would have been $2.7 million and $0.9 million, respectively.

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Executive Compensation Best Practices
We maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2024, we observed the following executive compensation policies and practices:

WHAT WE DO
✓    Compensation Committee Independence — Our compensation committee, the HRC Committee, is composed solely of independent directors.
✓    Compensation Committee Advisor Independence — The HRC Committee utilizes an independent compensation consultant, which is retained directly by the HRC Committee and provides no other services to Coursera.
✓    Emphasize Long-Term Equity Compensation — We use equity awards to deliver long-term incentive compensation opportunities to our executive officers. These equity awards vest over multi-year periods, which helps serve our long-term value creation goals and retention objectives.
✓    Pay for Performance: Annual Bonuses — Consistent with our performance-based annual incentive program design, 100% of each executive officer’s cash bonus payment for 2024 was tied to Coursera’s performance metrics.
✓    Annual Compensation Review — We conduct an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
✓    Compensation-Related Risk Assessment — We conduct an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the company.
✓    Reasonable Change-in-Control Arrangements — The post-employment compensation arrangements for our executive officers provide for amounts and multiples that are within market norms and consistent with our compensation peer group.
✓    Annual Say-on-Pay Vote — We proactively seek annual stockholder feedback on our executive compensation program.
✓    Succession Planning — We review the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.
✓    Clawback Policy — We have a compensation recoupment, or clawback, policy that requires recoupment of erroneously awarded incentive-based compensation paid to our current and former executive officers in the event of an accounting restatement.

WHAT WE DO NOT DO
✗    No Guaranteed Bonuses — Our annual cash bonus opportunity for our executive officers is performance-based and does not provide for any guaranteed minimum payment levels.
✗    No Executive Retirement Programs — We do not offer a pension plan, or other executive retirement or nonqualified deferred compensation plans or arrangements.
✗    No Executive Perquisites — We do not provide any meaningful perquisites or other personal benefits to our executive officers.
✗    No Hedging and Pledging — Employees, including our executive officers, and non-employee directors are prohibited from hedging our securities and from pledging our securities as collateral for a loan.
✗    No Tax “Gross-Ups” or Payments — We do not provide any “gross-ups” or tax payments in connection with any compensation element.
✗    No Dividends — We do not have a practice of paying dividends and have not paid dividends or dividend equivalents on unvested equity awards.

Coursera	31	2025 Proxy Statement

Stockholder Engagement and our Say-on-Pay Vote
We believe that our active dialogue with stockholders plays an important role in our long-term success, and we remain committed to facilitating regular engagement to strengthen alignment, understand stockholders’ priorities and concerns, and gather valuable feedback on our strategy, performance, compensation philosophy, and governance practices. Over the past year, our stockholder engagement activities included participation by the Board, our management team, particularly our CEO and CFO, and our investor relations department.
At our 2024 annual meeting of stockholders, our Say-on-Pay vote on the compensation of our NEOs for 2023 received the support of 94% of the votes cast. The HRC Committee and our full Board took this vote outcome as an indication that stockholders approved of our compensation practices and program, including the changes to our practices we previewed for implementation in 2024. Based on stockholder feedback and our ongoing evaluation of best practices, we introduced two key changes in 2024:
•The inclusion of PSUs into our long-term equity incentive program, enhancing alignment between executive compensation, company performance, and long-term value creation; and
•The adoption of Stock Ownership Guidelines for Board members and executive officers, including our NEOs, requiring individual ownership of a specified value of our common stock by the later of March 2029 or within five years from becoming a covered director or executive.
Compensation Philosophy and Guiding Principles
Our executive compensation program is designed to reward our executive officers in alignment with our strategic and financial performance. It provides competitive compensation to attract, retain, and motivate top talent in the highly competitive technology and consumer-oriented environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term stock incentives earned over multiple years enable us to attract top talent, drive both short-term and long-term performance, retain key executives, and align their interests with our performance and the long-term value we create for our stockholders.
As we mature as a public company, we expect that our executive compensation program will continue to evolve to reflect our executive compensation philosophy and objective of rewarding strong performance with competitive and incentivizing compensation. At a minimum, we expect the HRC Committee to review executive compensation annually.
Compensation-Setting Process
Role of the HRC Committee
The HRC Committee, among its other responsibilities, establishes our overall compensation philosophy and oversees our executive compensation program, including reviewing and approving the compensation of our executive officers and non-employee members of our Board. The HRC Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The HRC Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. The charter is available on our Company website at https://investor.coursera.com under the heading “Governance—Governance Documents.”
While the HRC Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant and legal counsel, as well as our CEO, CFO, Chief People Officer, and executive compensation staff to formulate recommendations with respect to specific compensation actions. The HRC Committee makes all final decisions regarding compensation for our executive officers, including base salaries, target annual cash bonus opportunities, actual cash bonus payout amounts, long-term stock incentives, and actual performance achievement for PSUs. The HRC Committee periodically reviews compensation matters with our Board. The HRC Committee meets on a regularly scheduled basis and at other times as needed, and met four times during 2024.

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Each year, the HRC Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) providing appropriate short-term and long-term incentives for our executive officers, (iv) achieving their intended purposes, and (v) competitive with executive compensation in comparable positions at the companies with which we compete for talent. Following this assessment, the HRC Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
To understand the competitive market in which we compete for talent, the HRC Committee periodically reviews and analyzes market trends, including the prevalence of various compensation delivery vehicles. It adjusts the design and operation of our executive compensation program as needed to ensure alignment with market conditions. In designing and implementing the various elements of our executive compensation program, the HRC Committee considers market and industry practices, the tax efficiency of our compensation structure, and the impact on our business. While the HRC Committee considers numerous factors in its deliberations, it places no formal weighting on any one factor.
The HRC Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. As part of this process, the HRC Committee evaluates the performance of our CEO each year and makes all decisions regarding base salary adjustments, target annual cash bonus opportunities, actual cash bonus payout amounts, long-term stock incentives, and the actual performance achievement for performance-based stock awards. Our CEO is not present during any of the deliberations regarding his compensation.
Role of our CEO
Our CEO works closely with the HRC Committee to structure the compensation program for our other executive officers. Our CEO also makes recommendations to the HRC Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.
At the beginning of each year, our CEO reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the HRC Committee for each element of their compensation, including base salary adjustments, target annual cash bonus opportunity, and long-term stock incentives based on our results, each executive officer’s contribution to these results and performance toward achieving their individual performance goals, and the market data from the independent compensation consultant. The HRC Committee then reviews these recommendations, considers the other factors described above, and decides on the target total compensation amount for each of these executive officers, as well as the individual components.
In addition to considering our CEO’s recommendations and the competitive market analysis prepared by its compensation consultant in making decisions with respect to the compensation of our executive officers, the HRC Committee ultimately applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultant
Pursuant to its charter, the HRC Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The HRC Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the HRC Committee.

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For 2024, the HRC Committee continued to engage Compensia, a national compensation consulting firm, to provide information, analysis and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the HRC Committee by Compensia with respect to Coursera’s 2024 compensation program were as follows:
•reviewed and recommended updates to our compensation peer group;
•provided advice with respect to compensation best practices and market trends for our executive officers and Board members;
•analyzed levels of overall compensation and each element of compensation for our executive officers;
•analyzed levels of overall compensation and each element of compensation for our Board members;
•conducted an executive compensation risk analysis;
•conducted an analysis of our CEO pay ratio and pay versus performance disclosures for this Proxy Statement;
•reviewed this Compensation Discussion and Analysis and other disclosures in this Proxy Statement; and
•provided ad hoc advice and support throughout the year.
A representative of Compensia attends meetings of the HRC Committee as requested and may also communicate with the HRC Committee outside of meetings. Compensia reports to the HRC Committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the HRC Committee and providing them with market data to assist them in developing their proposals. Throughout 2024, Compensia met with various members of management to collect data and discuss management’s executive compensation proposals.
The HRC Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to Coursera and has not received any compensation other than with respect to the services for the benefit of the HRC Committee.
The HRC Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable NYSE listing standards, and has concluded that Compensia is independent and that the work of Compensia on behalf of the HRC Committee has not raised any conflict of interest.
Competitive Positioning
Given our unique history and business, market competitors, and geographical location of our headquarters, the HRC Committee believes that the competitive market for executive talent is composed of U.S. technology companies, with a focus on technology companies providing education services. Accordingly, the HRC Committee develops a compensation peer group to contain a carefully selected cross-section of such public companies using factors described below, with revenue and market capitalization that are similar to ours. This data is supplemented with executive compensation survey data representing both public and private technology companies with similarly sized revenue and market capitalization. The HRC Committee considers the compensation practices of these peer group companies as one factor in its compensation deliberations.
Compensation Peer Group
As part of its deliberations, the HRC Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the HRC Committee, as well as compensation survey data.

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In 2023, in preparation for the annual review of executive compensation in the first quarter of 2024, the HRC Committee directed Compensia to review, and if appropriate, propose updates to its group of peer companies. These peer companies were to be used as a reference for market positioning and for assessing competitive market practices. Compensia undertook a detailed review of the pool of U.S.-based publicly traded companies, taking into consideration our industry sector, the size of such companies (based on revenue and market capitalization) relative to our size, and growth rate. The HRC Committee also considered the stock price of the Company and its peers with a desire to maintain stability in the year-over-year peer group by minimizing peer turnover to the extent possible while removing outliers. Following this review, the HRC Committee determined to remove Anaplan, Inc. due to its acquisition and LivePerson, Inc. due to lack of continued fit with our selection criteria and approved the following peer group consisting of 20 educational services and software companies.

Compensation Peer Group
2U, Inc.	BlackLine, Inc.	Fastly, Inc.	PowerSchool Holdings, Inc.
Alarm.com Holdings, Inc.	Box, Inc.	Five9, Inc.	Qualys, Inc.
Alteryx, Inc.	Chegg, Inc.	Instructure Holdings, Inc.	Smartsheet Inc.
AppFolio, Inc.	Elastic N.V.	Momentive Global Inc.	Stride, Inc.
Appian Corporation	Everbridge, Inc.	New Relic, Inc.	Udemy, Inc.

Peer Group Metrics
Revenue(1)		Market Capitalization(2)
of selected companies (in $ millions)		of selected companies (in $ millions)

1.    Represents our revenue and the revenue range of our peer group companies for the last four fiscal quarters prior to May 5, 2023.
2.     Represents our market capitalization and the market capitalization range of our peer group companies as of May 5, 2023, used at the time of the HRC Committee’s approval of the peer group in 2023.
This compensation peer group was used by the HRC Committee in connection with its annual review of our executive compensation program for 2024 in the second half of 2023. Specifically, the HRC Committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data from Radford Aon to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The HRC Committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market. As part of this evaluation, the HRC Committee also reviewed the corporate performance measures and performance goals generally used within the competitive market to reward performance.

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Factors Considered in Setting Compensation
Compensation peer group information is one of several factors that the HRC Committee considers in making its decisions with respect to the compensation of our executive officers. The HRC Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the HRC Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. Other factors considered by the HRC Committee in determining the compensation of our executive officers for 2024 included:
•the recommendations of our CEO (except with respect to his own compensation);
•our overall corporate growth and other elements of financial performance;
•our overall corporate achievements against one or more short-term performance objectives;
•the individual performance of each executive officer;
•the expected future contribution of the individual executive officers;
•historical compensation awards of the individual executive officers; and
•internal pay equity between our executive officers.
For 2024, the HRC Committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the HRC Committee considered this information in light of their individual experience, knowledge of the Company, each executive officer, and the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

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Compensation Elements
The three primary elements of our executive compensation programs are: (i) base salary, (ii) annual cash bonus opportunity, and (iii) long-term incentives in the form of equity awards. Consistent with our compensation philosophy, we emphasize at-risk, variable compensation incentives. Variable pay elements ensure that, each year, a substantial portion of our continuing executive officers’ target total compensation is contingent in nature, with the amounts ultimately payable subject to variability based on our performance in alignment with creating value for our stockholders.

Compensation Element	What This Element Rewards	Purpose and Key Features of Element

Base Salary (Cash)	Individual performance and relative contributions and responsibilities, level of experience, expected future performance, and contributions	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position

Annual Cash Bonus Opportunity	Achievement of pre-established annual financial, operational, and/or strategic corporate performance objectives
Motivates executive officers to achieve our key business objectives for the year
Performance objectives are established to incentivize our executive officers to achieve or exceed performance objectives. For 2024, payouts for corporate performance objectives could range from 0% to 150% for each objective, depending on actual achievement

Equity Awards (Long-Term Incentives) Continuing NEOs New Hire NEO	Achievement of long-term stockholder value creation and successful corporate performance Multi-year vesting requirements promote retention of highly-valued executive officers
Encourages creation and maintenance of long-term stockholder value because the current and future economic value of these equity awards is directly related to our stock price, and the awards vest over an extended period of time
Equity awards generally vest over multiple years, provide a variable “at risk” pay opportunity, and serve to focus management on long-term value creation while also attracting, retaining, motivating, and rewarding our executive officers

Our executive officers, including our NEOs, are also eligible to participate in the standard employee benefit plans available to most of our employees (depending on location). In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under limited circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element, how it fits into our overall executive compensation, and a discussion of the amounts of compensation paid to our NEOs in 2024 under each of these elements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program that enables us to attract and retain a stable management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account the factors discussed in “—Compensation-Setting Process” above. Thereafter, the HRC Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate. No executive officers are entitled to any automatic base salary increases, and all base salary increases are determined by the HRC Committee at its discretion.

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As part of its annual review of our executive officers’ base salaries, the HRC Committee took into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other relevant factors described above. Following this review, the HRC Committee determined base salaries for our NEOs as set forth below, reflecting merit increases for Mr. Hahn and Mr. Cardenas.

Named Executive Officer	Base Salary at December 31, 2024 ($)	Base Salary at December 31, 2023 ($)	Percentage Increase (%)

Jeffrey N. Maggioncalda	400,000	400,000	—%
Kenneth R. Hahn	450,000	431,000	4.4%
Alan B. Cardenas	400,000	380,000	5.3%
Marcelo C. Modica(1)	400,000	—	—%
Shravan K. Goli	473,000	473,000	—%
1.    Mr. Modica’s base salary was established on an arm’s-length basis upon hiring in August 2024. The amount reported here represents his annualized base salary; see the Summary Compensation Table for the actual, pro-rated amount earned during 2024.
Annual Cash Bonus Opportunity
The HRC Committee establishes an annual cash bonus opportunity pursuant to our executive incentive compensation plans, which is designed to reward our executive officers for achieving predetermined corporate performance targets over our fiscal year. The annual cash bonus opportunity is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives. All of our NEOs were eligible to participate in the 2024 Executive Incentive Compensation Plan.
2024 Target Cash Bonus Opportunities
After reviewing comparative data of the percentages of pay at risk for comparable officers at the companies within our compensation peer group, the HRC Committee approved the following target cash bonus opportunities for each of our NEOs under the 2024 Executive Incentive Compensation Plan, expressed as a percentage of annual base salary. All continuing NEOs maintained the same target cash bonus opportunity percentages for 2024 as in 2023.

Named Executive Officer	2024 Target Cash Bonus Opportunity (as a percentage of base salary) (%)	2024 Target Cash Bonus Opportunity ($)

Jeffrey N. Maggioncalda	62.5	250,000
Kenneth R. Hahn	70.0	315,000
Alan B. Cardenas	50.0	200,000
Marcelo C. Modica(1)	50.0	200,000
Shravan K. Goli	80.0	378,400
1.Mr. Modica’s target cash bonus opportunity was established on an arm’s-length basis upon hiring on August 19, 2024. The amount reported here represents his annualized opportunity; see below for his actual, pro-rated amount earned during 2024.
Corporate Performance Measures, Targets, Results, and Bonus Decisions
Under the 2024 Executive Incentive Compensation Plan, the HRC Committee has the authority to determine the corporate performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers. The corporate performance measures involving our financial results could be determined in accordance with GAAP, or such financial

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results could consist of non-GAAP financial measures, and any actual results are subject to adjustment by the HRC Committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the corporate performance measures have been met. Individual performance objectives could be established on the basis of any factors the HRC Committee determines relevant and are subject to adjustment on an individual, divisional, business unit, or company-wide basis.
Our executive officers’ target cash bonus opportunities under our 2024 Executive Incentive Compensation Plan are determined solely based on the corporate performance objectives discussed below (subject to any exercise of HRC Committee discretion, which it did not elect to exercise during 2024). The HRC Committee determined that the 2024 target cash bonus opportunity allocations were appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan. In January 2024, the HRC Committee approved the following corporate performance measures under the 2024 Executive Incentive Compensation Plan:
•Revenue: Coursera’s 2024 revenue based on GAAP as disclosed in the Annual Report;
•Adjusted EBITDA(1): Coursera’s 2024 Adjusted EBITDA as disclosed in the Annual Report; and
•New Student Degree Revenue(1): Coursera’s 2024 revenue attributable to students who enrolled in a degree program for the first time in 2024, and in which the academic term also commenced in 2024.
1.    See Appendix A for the definition of Adjusted EBITDA and the reconciliation of this non-GAAP financial measure to its comparable GAAP measure. New Student Degree Revenue is a non-GAAP financial measure for which there is no comparable GAAP measure. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.
2.    Bonus metric weighting percentages do not add up to 100% due to rounding.
The metrics selected for 2024 were similar to those used in 2023, except that the HRC Committee determined that Adjusted EBITDA should replace Enterprise Bookings for 2024 to align with our 2024 business plan’s focus on operational efficiency and profitable growth. For each performance measure, the HRC Committee established challenging and rigorous threshold, target, and maximum levels of achievement that required significant growth compared to prior year actual results (and prior year targets for recurring metrics) to achieve target performance. Further, the HRC Committee determined to increase the threshold level of performance required for New Student Degree Revenue from 60% of target to 75% for 2024. We do not publicly disclose New Student Degree Revenue as we believe this information is competitively sensitive. Accordingly, we do not publicly disclose the specific targets for this metric, but have endeavored to provide information in this discussion as to the challenging nature of these goals and the level of our achievement for 2024.
Each of the corporate performance measures were equally weighted. The HRC Committee believed these corporate performance measures were appropriate for our business because they focused on overall growth in company revenue, profitability, and specific strategic business initiatives, all of which directly influence long-term stockholder value. In January 2024, the HRC Committee established the following threshold, target, and maximum levels of achievement for the corporate performance measures and their

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respective payment levels, with the actual bonus payment with respect to each measure to be determined independently. In the event actual performance falls between the threshold and target levels, or between the target and maximum levels, the payment amount is determined on a linear scale within each range.

Corporate Performance Measure	Threshold Performance Level (Achievement %)	Threshold Payment Level (% of Target Payout)	Target Performance Level (%)	Target Payment Level (%)	Maximum Performance Level (%)	Maximum Payment Level (%)

Revenue	75	50	100	100	≥125	150
Adjusted EBITDA	75	50	100	100	≥125	150
New Student Degree Revenue	75	50	100	100	≥125	150
In February 2025, the HRC Committee certified our actual achievement of 104.0% against the combined target corporate performance measures outlined in the 2024 Executive Incentive Compensation Plan as set forth in the graphic below.

Revenue(1)			Adjusted EBITDA(1)(2)			New Student Degree Revenue(1)(2)(3)

$566.8M	$755.7M	$944.6M	$25.4M	$33.9M	$42.4M
75%	100%	125%	75%	100%	125%
Achievement			Achievement
Metric Achievement		91.9%	Metric Achievement		122.4%	Metric Achievement	91.6%

Metric Payout Earned		83.8%	Metric Payout Earned		144.9%	Metric Payout Earned	83.2%

104.0% Total Payout(4)

1.    Bonus metric weighting percentages do not add up to 100% due to rounding.
2.     See Appendix A for the definition of Adjusted EBITDA and the reconciliation of this non-GAAP financial measure to its comparable GAAP measure. New Student Degree Revenue is a non-GAAP financial measure for which there is no comparable GAAP measure. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.
3.     We do not publicly disclose New Student Degree Revenue as we believe this information is competitively sensitive.
4.    In the event actual performance falls between the threshold and target levels, or between the target and maximum levels, the payment amount is determined on a linear scale within each range.

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Accordingly, the HRC Committee approved the following bonus payout amounts for our NEOs under the 2024 Executive Incentive Compensation Plan:

Named Executive Officer	2024 Target Bonus Opportunity ($)	Actual Payout as a Percentage of 2024 Target Bonus Opportunity (%)	Actual Annual Cash Bonus Payout ($)

Jeffrey N. Maggioncalda	250,000	104.0	260,000
Kenneth R. Hahn	315,000	104.0	327,600
Alan B. Cardenas	200,000	104.0	208,000
Marcelo C. Modica	200,000	104.0	76,721	(1)
Shravan K. Goli	378,400	104.0	344,075	(2)
1.Pro-rated amount earned based on his August 19, 2024 hire date. In addition, Mr. Modica also received a non-recurring $100,000 signing bonus in 2024 in connection with his hiring.
2.Pro-rated amount earned based on his November 15, 2024 departure date.
Equity Awards (Long-Term Incentive Compensation)
Our HRC Committee grants long-term stock incentive compensation to motivate and retain our executive officers, attract key talent, and align their interests with that of our stockholders. Equity awards enable us to provide our executive officers, including our NEOs, with the opportunity to build an equity interest in Coursera and to share in the potential appreciation of the value of our common stock.
Over time, the equity vehicles we have used to incentivize our executive officers have evolved. Prior to our IPO, we granted stock options to purchase shares of our common stock to incentivize our executive officers. Beginning in 2019, we began granting RSUs that may be settled for shares of our common stock as the principal vehicle for delivering long-term incentive compensation opportunities to our executive officers. Stock options are generally considered to have a strong pay-for-performance component because the awards result in realizable value to the executive only if our stock price increases over time. However, significant awards of stock options have the potential for increasing stockholder dilution, as higher numbers of option shares are generally awarded as compared with “full value” awards, such as RSUs. In general, because RSUs retain value if our stock price decreases, we can award less RSUs for the same economic value than options, thereby resulting in less stockholder dilution. In 2024, in alignment with stockholder feedback, we introduced PSUs for our continuing executive officers (other than our former CEO).
Our approach of providing a mix of equity award types is intended to align executive officer pay with performance, while taking into account the potential for stockholder dilution. In 2023, we did not grant any equity awards to our NEOs except for Mr. Cardenas who, in connection with his promotion to Senior Vice President, General Counsel and Secretary received RSU and stock option awards that vest quarterly over four years subject to his continued employment. In 2024, we returned to a typical annual grant cycle for our NEOs (other than our former CEO) and granted a mix of RSUs (75%) and PSUs (25%). We also awarded a mix of stock options and RSUs to Mr. Modica upon his hire, consistent with our historical practice of granting a mix of equity awards to our executives upon hire or in connection with promotions.
2024 PSU Program
After carefully considering stockholder feedback, in 2024, we introduced PSUs as a component of our long-term incentive compensation program for our continuing executive officers, including our NEOs, other than our former CEO. In March 2024, our then continuing NEOs, other than our former CEO, were granted PSUs pursuant to which the number of shares eligible to be earned was determined based on achieving a predetermined target amount for 2024 revenue, with applicable threshold and maximum levels, each established by the HRC Committee. In addition to the performance condition, the PSUs are also subject to a four-year service-

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based vesting condition, pursuant to which 25% of the shares earned (if any) would be released upon the HRC Committee’s certification of the level of achievement of the performance metric, subject to the NEO’s service through February 15, 2025, with the remaining units to vest in 12 substantially equal quarterly installments thereafter, subject to the NEO’s continued service through each applicable vesting date.
For the 2024 PSU grants, the HRC Committee selected 2024 revenue as the performance metric for the PSUs, since at this stage of our maturity, it views revenue growth as the most critical indicator of our long-term success and a key driver of value creation for our stockholders. Further, given the rapidly evolving nature of our business, the HRC Committee believes that the fiscal year 2024 performance period was appropriate to provide the line of sight needed to set a challenging yet potentially achievable performance goal to promote Coursera’s long-term success and encourage the creation of stockholder value.
In determining the amount of each continuing NEO’s equity award for 2024, the HRC Committee took into consideration the factors discussed under “—Compensation-Setting Process” above. For our CFO, Mr. Hahn, in particular, the HRC Committee determined it was necessary to provide an enhanced award value to him in 2024 due to the challenging market conditions and the criticality of his continued leadership during a period of broader leadership transition for the Company. The HRC Committee believed it was in stockholders’ best interests to retain Mr. Hahn while continuing to strongly align his interests with stockholders and our long-term success.
2024 PSU Metrics and Results
In February 2025, following the filing of our Annual Report, the HRC Committee certified the actual achievement of 83.8% against the target performance metric outlined in the 2024 PSU program as set forth in the graphic below. The 2024 PSU revenue target, actual performance, and shares earned for applicable continuing NEOs are set forth below.

2024 PSU Metric and Results
Performance Metric: Revenue
$566.8M	$755.7M	$944.6M
75%	100%	125%
Achievement

Metric Achievement	91.9%

Metric Payout Earned	83.8%
50%	100%	150%
Payout Range

Named Executive Officer	2024 Target PSUs (#)	PSUs Earned as a Percentage of Target (%)	2024 Earned PSUs(1) (#)

Kenneth R. Hahn	146,542	83.8	122,875
Alan B. Cardenas	21,982	83.8	18,431
Shravan K. Goli	21,982	—	—
1. 25% of the earned PSUs vested in February 2025, with the remaining units eligible to vest in 12 substantially equal quarterly installments thereafter, subject to continued service through each applicable vesting date.

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Mr. Goli did not earn any PSUs granted under the 2024 PSU program due to his departure in November 2024, and Mr. Modica did not participate in the 2024 PSU program as he was hired in August 2024.
No Equity Awards Granted in 2024 to our Former CEO
As disclosed above under the heading “—Executive Summary—Emphasis on At-Risk Compensation and Pay Aligned with Performance,” our former CEO did not receive annual equity awards in 2024, including under our 2024 PSU program, due to his significant 2022 equity award, which was larger than a typical annual grant in order to provide an appropriate retentive benefit for him and align his unvested equity holdings within the range of our peer group.
Leadership Transition-Related Compensation in 2024
New Hire Awards for Mr. Modica
With the retirement of our prior Chief People Officer, the HRC Committee took a thoughtful approach in establishing a new hire equity award to attract Mr. Modica to join Coursera during a period of critical evolution for our people and talent strategies while ensuring appropriate long-term alignment with stockholders. In doing so, it considered his experience, expected responsibilities and contributions, expertise, compensation at his prior employer, and the competitive market for highly-experienced human resources professionals such as Mr. Modica. Following this review, the HRC Committee determined to provide Mr. Modica with an initial equity grant with a target value of $5,000,000, composed equally of RSUs and stock options. The RSUs will vest over four years with 25% vesting on August 15, 2025, and 6.25% vesting quarterly thereafter, subject to continuous service. The stock options will vest over four years, with 25% vesting on August 15, 2025, and the remaining options vesting monthly thereafter, subject to continuous service. In addition, upon hiring, Mr. Modica received a one-time $100,000 cash signing bonus, payable with his first regularly scheduled payroll. If Mr. Modica leaves Coursera within 12 months of his employment start date, he is required to repay the entire signing bonus.
Departure of Mr. Goli
Mr. Goli ceased serving as an executive officer effective April 29, 2024 upon his transition to a strategic projects role within Coursera, following which he subsequently departed on November 15, 2024. The circumstances of Mr. Goli’s departure would have entitled him to payments consistent with the termination without cause provisions of our Executive Severance Plan. However, in lieu of such payments, we entered into an individually negotiated separation agreement with Mr. Goli effective April 29, 2024 to document the terms of his transition. Under such agreement, and in connection with customary terms and conditions including a release of claims in favor of Coursera, Mr. Goli continued to receive his salary, participate in our health and benefit plans, and vest in his equity awards through November 15, 2024, at which time he received a severance payment in the amount of $39,400 and his unvested equity was forfeited. He was also eligible to receive a pro-rated cash bonus payment under the 2024 Executive Incentive Compensation Plan as described above.
Other Compensation Policies
Company Benefits
Coursera’s benefits are an important tool in our ability to attract and retain talented employees. As a business matter, we weigh the benefits we need to offer to remain competitive and attract and retain talented employees against the cost of the benefits. Benefits are reviewed periodically to ensure they are cost-effective, competitive, and support the overall needs of our workforce. This section describes the benefits that Coursera provides to our executive officers, including our NEOs.

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Company-Sponsored Retirement Plan
The Coursera 401(k) Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan that is designed to comply with the Employee Retirement Income Security Act of 1974, as well as federal and state legal requirements. The 401(k) Plan provides retirement benefits to eligible Coursera employees. Eligible employees, including Coursera’s executive officers, may elect to contribute to the 401(k) Plan through salary reduction up to the yearly maximum tax-deductible deferral allowed pursuant to applicable tax regulations. All participants’ interests in their deferrals are 100% vested when contributed under the plan. Coursera offers a dollar-for-dollar matching contribution of up to 3% of a participant’s semi-monthly salary, subject to an annual maximum limit of $2,500. Contributions are allocated to each participant’s individual account under the 401(k) Plan and are invested in selected investment alternatives according to the participant’s directions.
We do not provide employees, including our executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans (pension plans), supplemental executive retirement plans, or nonqualified defined contribution plans.
Health and Welfare Benefits
We provide health and welfare benefits to our executive officers on the same basis as all of our full-time employees. These benefits generally include health, dental, vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers.
Perquisites and Other Personal Benefits
We do not provide meaningful perquisites or other personal benefits to our executive officers.
Employee Stock Purchase Plan
We maintain our 2021 Employee Stock Purchase Plan, which is a tax-qualified employee stock purchase plan that offers all eligible employees, including our executive officers, the opportunity to acquire an ownership interest in Coursera by purchasing shares of our common stock at a discount.
Post-Employment Compensation
We believe that implementing reasonable and competitive post-employment compensation arrangements, including those applicable in the event of a change in control of Coursera, is essential for attracting and retaining highly qualified executive officers. We maintain a severance plan for eligible executives, including our NEOs (our “Executive Severance Plan”), pursuant to which they may become eligible to receive severance and change in control benefits in certain situations.
We believe that our Executive Severance Plan serves several key objectives by (i) incentivizing our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction, (ii) creating an equitable program based on the executive’s level of responsibility and tenure, and (iii) reducing administrative costs by eliminating the need to negotiate separation payments and benefits on a case-by-case basis. For a summary of the material terms and conditions of our severance arrangements, as well as the post-employment compensation arrangements with our NEOs, see “—Potential Payments upon Termination or Change in Control” below.

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Compensation Recovery Policy
We maintain a Senior Executive Compensation Recoupment Policy ("the clawback policy") that is designed to comply with NYSE listing standards and Exchange Act Rule 10D-1. Under our clawback policy, we will recover erroneously awarded incentive compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements. The clawback policy applies to compensation that is granted, earned, or vested based in whole or in part upon the attainment of a financial reporting measure and provides for the reimbursement or forfeiture by the executive officer of the excess portion of the compensation received by the executive officers during the three preceding fiscal years.
Insider Trading, Derivatives Trading, Hedging, and Pledging Policies
Our NEOs are subject to our insider trading, derivatives trading, hedging, and pledging policies described in the section titled “Corporate Governance—Insider Trading, Derivatives Trading, Hedging and Pledging Policies.”
Equity Award Grant Practices
We do not schedule our equity grants in anticipation of the release of material nonpublic information (“MNPI”), nor do we release MNPI based on equity award dates or time the disclosure of MNPI for the purpose of affecting the value of executive compensation. During the year ended December 31, 2024, we did not issue any stock options in the period beginning four business days before the filing of a periodic report on Forms 10-Q or 10-K or the filing or furnishing of a current report on Form 8-K, and ending one business day after the filing or furnishing of such report.
Our HRC Committee typically grants annual equity awards to eligible employees, including executive officers, following the completion of our annual review cycle, which usually takes place in the first quarter of the year. The timing of any equity grants in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of Internal Revenue Code of 1986, as amended, (the “Code”) generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain current and former executive officers. While our HRC Committee considers tax deductibility as one factor in determining executive compensation, our HRC Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes.
Taxation of Nonqualified Deferred Compensation
Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the HRC Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A of the Code.

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Taxation of “Excess Parachute Payments”
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of Coursera that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability owed as a result of the application of Sections 280G or 4999 of the Code during 2024, and we have not agreed and are not otherwise obligated to provide any executive officers with such a “gross-up” or other reimbursement payment.
Accounting for Stock-Based Compensation
The HRC Committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard that governs the accounting treatment of stock-based compensation awards.
ASC 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock units and awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC 718 involves judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the stock options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based equity awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.
ASC 718 also requires us to recognize the compensation cost of our stock-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Human Resources and Compensation Committee Report
The HRC Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon its review and those discussions, the HRC Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources and Compensation Committee
Carmen Chang (Chair)
Amanda M. Clark
Susan W. Muigai
Scott D. Sandell

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Executive Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the total compensation of our NEOs for the year ended December 31, 2024, and where applicable, the years ended December 31, 2023 and December 31, 2022.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Jeffrey N. Maggioncalda Former President, Chief Executive Officer, and Director	2024	400,000	—	—	—	260,000	—	660,000
	2023	400,000	—	—	—	206,500	—	606,500
	2022	400,000	—	28,619,477	—	105,325	—	29,124,802
Kenneth R. Hahn Senior Vice President, Chief Financial Officer, and Treasurer	2024	446,833	—	8,417,358	—	327,600	2,500	9,194,291
	2023	427,500	—	—	—	249,204	2,500	679,204
	2022	404,167	—	6,677,887	—	119,193	2,500	7,203,747
Alan B. Cardenas Senior Vice President, General Counsel and Secretary	2024	396,667	—	1,262,617	—	208,000	2,500	1,869,784
	2023	360,383	—	854,735	995,601	127,633	2,500	2,340,852
Marcelo C. Modica Senior Vice President, and Chief People Officer	2024	148,485	100,000	2,392,773	2,688,729	76,721	—	5,406,708
Shravan K. Goli Former Senior Vice President, and Chief Operating Officer	2024	413,875	—	1,262,617	—	344,075	41,900	2,062,467
	2023	473,000	—	—	—	312,558	2,500	788,058
	2022	451,583	—	9,539,826	—	110,072	2,500	10,103,981
1.Mr. Maggioncalda retired as our President, Chief Executive Officer, and Director on February 3, 2025. Mr. Goli ceased serving as an executive officer effective April 29, 2024 upon his transition to a strategic projects role, and he subsequently departed on November 15, 2024. Mr. Cardenas became Senior Vice President, General Counsel and Secretary on May 24, 2023, and was not an NEO in 2022. Mr. Modica joined the Company as our SVP, Chief People Officer on August 19, 2024.
2.Amounts reflect the base salary earned during the applicable year. Mr. Hahn’s base salary increased from $431,000 to $450,000 per year, effective March 1, 2024, and from $410,000 to $431,000, effective March 1, 2023, due to merit increases. Mr. Goli’s base salary increased from $450,000 to $473,000 in connection with his promotion to Senior Vice President and Chief Operating Officer, effective October 1, 2022. Mr. Cardenas’ base salary increased from $380,000 to $400,000, effective March 1, 2024, due to a merit increase, and increased from $334,544 to $380,000, effective May 24, 2023, in connection with his promotion to Senior Vice President, General Counsel and Secretary. For additional information see “—Compensation Elements—Base Salary.”
3.Reflects a one-time signing bonus.
4.Amounts do not reflect the dollar amount actually received by the NEO, instead they represent the aggregate grant date fair value of awards granted to each NEO under our equity incentive plans, computed in accordance with ASC 718. For more information regarding the accounting for and assumptions we used to calculate the grant date fair values for our stock awards, see Notes 2 and 11 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. There can be no assurance that RSUs will settle (in which case no value will be realized by the individual) or that settled RSUs have the fair value attributed to them in this table. The grant date fair value of the PSUs was computed based on the probable outcome, which was determined to be equal to the performance target, or 100%. If the PSUs were instead valued based on the maximum outcome of the performance target (i.e., based on the maximum level of performance), the total incremental fair value of the PSU awards reported in this column for 2024 would be $1,052,172 for Mr. Hahn, and $157,831 for each of Messrs. Cardenas and Goli.

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5.Amounts represent the applicable NEO’s total annual incentive-based cash bonus. See “—Compensation Elements—Annual Cash Bonus Opportunity” for additional information regarding the bonus payments for the year ended December 31, 2024.
6.All other compensation in 2024 consisted of (i) matching contributions in the amount of $2,500 per year under the Coursera 401(k) Plan, and (ii) a $39,400 severance payment to Mr. Goli. All other compensation for 2023 and 2022 consisted of matching contributions in the amount of $2,500 per year under the Coursera 401(k) Plan. Life insurance premiums have been excluded for all years, including amounts previously reported for 2023 and 2022, because they are part of a broadly available employee benefit plan and below the $10,000 disclosure threshold.
Grants of Plan-Based Awards
The following table presents information regarding grants of plan-based awards to each of our NEOs during 2024:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeffrey N. Maggioncalda	Cash	—	125,000	250,000	375,000	—	—	—	—	—	—	—
Kenneth R. Hahn	Cash	—	157,500	315,000	472,500	—	—	—	—	—	—	—
	RSU	3/18/2024	—	—	—	—	—	—	439,625	—	—	6,313,015
	PSU	3/18/2024	—	—	—	73,271	146,542	219,813	—	—	—	2,104,343
Alan B. Cardenas	Cash	—	100,000	200,000	300,000	—	—	—	—	—	—	—
	RSU	3/18/2024	—	—	—	—	—	—	65,944	—	—	946,956
	PSU	3/18/2024	—	—	—	10,991	21,982	32,973	—	—	—	315,661
Marcelo C. Modica(5)	Cash	—	36,885	73,770	110,655	—	—	—	—	—	—	—
	RSU	9/16/2024	—	—	—	—	—	—	306,373	—	—	2,392,773
	Options	9/16/2024	—	—	—	—	—	—	—	612,746	7.81	2,688,729
Shravan K. Goli	Cash	—	189,200	378,400	567,600	—	—	—	—	—	—	—
	RSU	3/18/2024	—	—	—	—	—	—	65,944	—	—	946,956
	PSU	3/18/2024	—	—	—	10,991	21,982	32,973	—	—	—	315,661
1.Amounts represent annual cash bonus opportunities granted under our 2024 Executive Incentive Compensation Plan described above in the section “—Compensation Elements—Annual Cash Bonus Opportunity.” These amounts do not necessarily correspond to the actual bonus payout amounts received by the individuals.
2.Amounts represent awards under our 2024 PSU program described above in the section “—Compensation Elements—Equity Awards (Long-Term Incentive Compensation).”
3.Represents the number of shares underlying the RSUs granted on the date specified.
4.Represents the grant date fair value of stock awards granted during 2024, calculated in accordance with ASC 718. For more information on the assumptions used in the calculations of these amounts, see Notes 2 and 12 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
5.Mr. Modica earned a pro-rated cash bonus payout for 2024 under our 2024 Executive Incentive Compensation Plan and received a new hire grant consisting of RSUs and stock options.

Coursera	48	2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2024:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock that Have not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Jeffrey N. Maggioncalda	7/13/2017	2,023,279	(4)	—	2.56	7/13/2027		—	—	—	—
	11/18/2020(3)	627,083		72,917	15.17	11/18/2030		—	—	—	—
	11/18/2020(5)	—		—	—	—		41,625	353,813	—	—
	11/30/2021(6)	106,774		43,966	29.99	11/30/2031		—	—	—	—
	11/30/2021(7)	—		—	—	—		23,554	200,209	—	—
	9/30/2022(8)	—		—	—	—		1,161,505	9,872,793	—	—
Kenneth R. Hahn	5/19/2020	835,426		—	6.06	5/19/2030		—	—	—	—
	12/7/2020(9)	—		—	—	—		15,000	127,500	—	—
	11/30/2021(7)	64,064		26,380	29.99	11/30/2031		—	—	—	—
	11/30/2021(8)	—		—	—	—		14,133	120,131	—	—
	9/30/2022(9)	—		—	—	—		271,019	2,303,662	—	—
	3/18/2024(10)	—		—	—	—		357,196	3,036,166	—	—
	3/18/2024(11)	—		—	—	—		—	—	146,542	1,245,607
Alan B. Cardenas	10/7/2021(12)	—		—	—	—		10,360	88,060	—	—
	4/28/2022(13)	—		—	—	—		15,904	135,184	—	—
	10/31/2022(9)	—		—	—	—		35,513	301,861	—	—
	6/27/2023(14)	—		—	—	—		42,230	358,955	—	—
	6/27/2023(15)	50,676		84,460	12.65	6/27/2033		—	—	—	—
	3/18/2024(10)	—		—	—	—		53,580	455,430	—	—
	3/18/2024(11)	—		—	—	—		—	—	21,982	186,847
Marcelo C. Modica	9/16/2024(16)	—		612,746	7.81	9/16/2034		—	—	—	—
	9/16/2024(17)	—		—	—	—		306,373	2,604,171	—	—
Shravan K. Goli	5/15/2018	69,992		—	2.23	2/15/2025	(18)	—	—	—	—
	11/30/2021(5)	41,453		—	29.99	2/15/2025	(18)	—	—	—	—

Coursera	49	2025 Proxy Statement

1.Outstanding but unvested equity awards are subject to acceleration under certain circumstances in the event of a change in control, as described in the sections “—Potential Payments upon Termination or Change in Control” and “—Compensation Elements—Equity Awards (Long-Term Incentive Compensation).”
2.The market value is calculated by multiplying the number of units shown in the preceding column by the December 31, 2024 closing price of our common stock, or $8.50 per share.
3. 25% of the total number of shares of stock subject to this option vested on May 15, 2022, and 1/48th of the total number of shares of stock subject to the option vest in monthly installments for 36 months thereafter, subject to continued service through each such vesting date.
4.Of these options, 1,389,673 options are held by Mr. Maggioncalda’s spouse, 272,727 options are held by the Maggioncalda Family Trust of 2022, for which Mr. Maggioncalda’s spouse and child serve as trustees, and 181,818 options are held by the Jeffrey N. Maggioncalda Trust of 2022, for which Mr. Maggioncalda serves as a trustee.
5.These RSUs were granted subject to both a service-based vesting condition and a liquidity event vesting condition. The liquidity event vesting condition was satisfied on the closing of our IPO. As a result, 25% of the RSUs vested on May 15, 2022, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to continued service through each such vesting date.
6. 25% of the total number of shares subject to this option vested on February 15, 2023, with the remaining 75% of the shares subject to this option vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date.
7. 25% of the RSUs vested on February 15, 2023, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to continued service through each such vesting date.
8.These RSUs were granted subject to both a service-based vesting condition and a liquidity event vesting condition. The liquidity event vesting condition was satisfied on the closing of our IPO. As a result, 25% of the RSUs vested on August 15, 2021, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to continued service through each such vesting date.
9. 6.25% of the RSUs vested on November 15, 2022, with the remaining 93.75% of the RSUs vesting in 15 equal quarterly installments thereafter, subject to continued service through each such vesting date.
10. 6.25% of the RSUs vested on May 15, 2024, with the remaining 93.75% of the RSUs vesting in 15 equal quarterly installments thereafter, subject to continued service through each such vesting date.
11.These PSUs were granted subject to both a service-based vesting condition and a performance-based vesting condition. The PSUs are earned and vest as described in the section “—Compensation Elements—Equity Awards (Long-Term Incentive Compensation).”
12. 25% of the RSUs vested on August 15, 2022, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to continued service through each such vesting date.
13. 25% of the RSUs vested on February 15, 2023, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to continued service through each such vesting date.
14. 6.25% of the RSUs vested on August 15, 2023, with the remaining 93.75% vesting in 15 equal quarterly installments thereafter, subject to continued service through each such vesting date.
15. 6.25% of the total number of shares subject to this option vested on August 15, 2023, with the remaining 93.75% of the shares subject to this option vesting in 15 equal quarterly installments thereafter, subject to continued service through each such vesting date.
16. 25% of the total number of shares of stock subject to this option will vest on August 15, 2025, and 1/48th of the total number of shares of stock subject to the option will vest in monthly installments for 36 months thereafter, subject to continued service through each such vesting date.
17. 25% of the RSUs will vest on August 15, 2025, with the remaining 75% of the RSUs vesting in 12 substantially equal quarterly installments thereafter, subject to continued service through each such vesting date.
18.Per Mr. Goli’s separation agreement dated May 3, 2024, the options ceased vesting as of November 15, 2024, and expired on February 15, 2025. In addition, as of November 15, 2024, all of his unvested equity awards were forfeited.

Coursera	50	2025 Proxy Statement

Option Exercises and Stock Vested
The following table provides information about the exercise of stock options and vesting of stock awards for each of our NEOs during 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey N. Maggioncalda	247,595	4,138,873	765,809	7,908,882
Kenneth R. Hahn	10,000	116,695	278,601	2,692,819
Alan B. Cardenas	—	—	76,084	758,093
Marcelo C. Modica	—	—	—	—
Shravan K. Goli	119,185	953,616	297,390	3,052,130
Equity Compensation Plan Information
The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants, and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2024.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b) ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	25,438,046(1)	2.73(2)	22,471,664
Equity compensation plans not approved by security holders	—	—	—
Total	25,438,046(1)	2.73(2)	22,471,664(3)
1.Includes the 2021 Plan, but does not include future rights to purchase common stock under the ESPP, which depend on a number of factors described in the ESPP and will not be determined until the end of the applicable purchase period.
2.The weighted-average exercise price takes into account 16,337,785 shares under approved plans issuable upon vesting of outstanding RSUs, which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $7.64.
3.Represents 17,408,129 shares available for future issuance under the 2021 Plan and 5,063,535 shares available for future issuance under the ESPP as of December 31, 2024. The 2021 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our Board determines for purposes of the annual increase for that fiscal year. As of January 1, 2025, the 2021 Plan was increased by 8,003,476 shares pursuant to such evergreen provision. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the least of (x) 1% of the number of shares of common stock outstanding on such date, (y) 11,000,000 shares, or (z) a lesser amount determined by our Board. As of January 1, 2025, the ESPP was increased by 1,600,695 shares pursuant to such evergreen provision.

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Employment Arrangements with our Named Executive Officers
We have extended and entered into written employment offer letters with each of our executive officers, including our former CEO and our other NEOs, each of which are included as exhibits to our Annual Report. Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, and were approved by our Board or the HRC Committee, as applicable. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure, balancing both competitive and internal equity considerations. In addition, each of our executive officers are eligible to receive severance and change in control benefits under the terms of our Executive Severance Plan described in the section “—Potential Payments upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control
Executive Severance Plan
On and effective as of January 5, 2021, we adopted an Executive Severance Plan (the “Executive Severance Plan”) applicable to our CEO and certain members of our executive management team who report directly to our CEO (including each of our NEOs) that provides severance and change in control benefits as described below.
Outside of a change in control. Under the Executive Severance Plan, if an executive officer’s employment is terminated by us without “cause” (as defined in the Executive Severance Plan) outside of a “change in control” (as defined in the Executive Severance Plan), and provided that the executive officer delivers a signed release of claims in our favor that becomes effective and irrevocable within 60 days of termination of employment and complies with all applicable restrictive covenants and contractual obligations, the executive officer will be entitled to (i) a lump sum payment equal to the sum of (A) six months of the current annual base salary plus (B) an additional week of the current annual base salary for every full year of employment with us prior to termination, payable on the first business day after the 60th day following the executive officer’s termination of employment, and (ii) if the executive officer elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the executive officer and the executive officer’s eligible dependents, payment by us of the COBRA premium for a period of six months following the executive officer’s termination of employment.
In connection with a change in control. If any executive officer’s employment is terminated (i)(A) by the executive officer with “good reason” (as defined in the Executive Severance Plan), or (B) by us without “cause” and (ii) such termination occurs within three months prior to or 12 months following a “change in control” (as such terms are defined in the Executive Severance Plan), and provided that the executive officer delivers a signed release of claims in our favor that becomes effective and irrevocable within 60 days following the later of termination of employment and the change in control, as applicable, and complies with all applicable restrictive covenants and contractual obligations, the executive officer will be entitled to receive:
•a lump sum payment equal to the sum of (i) six months of the current annual base salary, plus (ii) an additional week of the current annual base salary for every full year of employment with us prior to termination, plus (iii) the amount of any earned but unpaid bonus attributable to the fiscal year preceding the year in which the termination of employment occurs, plus (iv) a lump sum payment equal to 100% of the current target annual cash bonus pro-rated for the number of days in the calendar year that have elapsed prior to the change in control;
•if the executive officer elects to continue health insurance coverage under COBRA for the executive officer and the executive officer’s eligible dependents, payment by us of the COBRA premium for a period of six months following the executive officer’s termination of employment; and
•full acceleration of service-based vesting of all outstanding equity compensation awards.

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In addition, in the event any of the payments or benefits provided for under the Executive Severance Plan or that are otherwise paid or will become payable to an executive officer would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer.
The Executive Severance Plan has an initial term ending on the third anniversary of its effective date, and automatically renews for successive additional terms of three years unless terminated or amended by the HRC Committee at the end of the initial term or additional term, as applicable. If a change of control occurs when there are fewer than 12 months remaining in the term, then the term extends automatically through the date that is 12 months following the change of control.
Mr. Goli’s Separation Agreement and General Release
As noted in the Compensation and Discussion Analysis, Mr. Goli ceased serving as an executive officer effective April 29, 2024, upon his transition to a strategic projects role within Coursera, following which he subsequently departed on November 15, 2024. The circumstances of Mr. Goli’s departure would have entitled him to payments consistent with the termination without cause provisions of our Executive Severance Plan. However, in lieu of such payments, we entered into an individually negotiated separation agreement. with Mr. Goli effective April 29, 2024, to document the terms of his transition. Under such agreement, Mr. Goli continued to receive his salary, participate in our health and benefit plans, and vest in his equity awards through November 15, 2024. He was also eligible to receive a pro-rated cash bonus payment under the 2024 Executive Incentive Compensation Plan as described above. Upon his separation from the company on November 15, 2024, under the terms of his separation agreement and general release, Mr. Goli received a severance payment of $39,400, and all of his unvested equity awards were forfeited.
PSUs
As noted in the Compensation Discussion and Analysis, in 2024, we introduced PSUs as a component of our long-term incentive compensation program for our continuing executive officers. Messrs. Hahn and Cardenas each have outstanding PSUs pursuant to such program. The PSU award agreements provide that in the event of a “Change in Control” (as defined in the 2021 Plan), subject to Messrs. Hahn’s and Cardenas’ compliance with the terms of any restrictive covenants to which he is subject, and timely execution and non-revocation of the Company’s standard release of claims in favor of the Company the following will occur:
•If the Change in Control occurs prior to the conclusion of the performance period and the PSUs are assumed, converted, or replaced by the continuing entity following the Change in Control, the performance goals will be deemed to have been satisfied at target effective as of immediately prior to the Change in Control, and the PSUs will automatically convert in the Change in Control into service-based vesting RSUs that continue to vest on the same schedule applicable to the PSUs immediately prior to the Change in Control, subject to the NEO’s continuous service through each applicable vesting date. Further acceleration for such RSUs, if any, will be governed by the Executive Severance Plan.
•If the Change in Control occurs following the conclusion of the performance period and the PSUs are assumed, converted, or replaced by the continuing entity following the Change in Control, the number of PSUs previously determined to have been earned for the performance period will automatically convert in the Change in Control into service-based vesting RSUs that continue to vest on the same schedule applicable to the PSUs immediately prior to the Change in Control, subject to the NEO’s continuous service through each applicable vesting date. Further acceleration, if any, for such RSUs will be governed by the Executive Severance Plan.
•If the Change in Control occurs prior to the conclusion of the performance period and the PSUs are not assumed, converted, or replaced by the continuing entity following the Change in Control, the performance goals will be deemed to have been satisfied at target, and the PSUs will vest in full immediately prior to the Change in Control.
•If the Change in Control occurs following the conclusion of the performance period and the PSUs are not assumed, converted, or replaced by the continuing entity following the Change in Control, the number of PSUs previously determined to have been earned for the performance period that have not yet vested will vest in full immediately prior to the Change in Control.

Coursera	53	2025 Proxy Statement

For additional information regarding outstanding PSUs granted to, or held by, our NEOs, please see the sections “—Compensation Elements,” “—Grants of Plan-Based Awards” and “—Outstanding Equity Awards at Fiscal Year-End.”
Other Severance Arrangements
The Executive Severance Plan provides that, to the extent that an eligible executive officer participates in any other plan or has entered into another agreement with us that also provides for one or more of the severance benefits provided under the Executive Severance Plan, then with respect to each such payment or benefit, the executive officer will be entitled to receive either (i) such payment or benefit under such other agreement, or (ii) the payment or benefit provided under the Executive Severance Plan, whichever of the foregoing results in the receipt by the executive officer on an after-tax basis of the greater payment or benefit, and provided that the executive officer does not receive any duplication of payments or benefits.
The benefits under the Executive Severance Plan are generally more favorable than the executive officer’s respective offer letters, and therefore, would generally control. However, in the event of Mr. Maggioncalda’s termination outside of a change in control event, the cash severance benefits he was entitled to receive were generally more favorable under his offer letter dated June 1, 2017 (the “Maggioncalda Employment Agreement”) than under the Executive Severance Plan. The Maggioncalda Employment Agreement provides that if he was terminated by us without “cause” or experiences a “constructive termination” (as such terms are defined in the Maggioncalda Employment Agreement), and provided that he delivered a signed release of claims in our favor that became effective and irrevocable within 60 days of his termination of employment, Mr. Maggioncalda would be entitled to a lump sum payment equal to the sum of 12 months of his then current annual base salary plus his full target bonus for the calendar year of his termination. Mr. Maggioncalda retired from his position as our President, CEO, and Director effective on February 3, 2025.
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment, assuming such NEO’s termination of employment with us occurred on December 31, 2024, and where relevant, that a change in control occurred on December 31, 2024.

	Upon a Termination Without Cause - No Change in Control				Upon a Termination Without Cause or for Good Reason - Change in Control
Name	Cash Severance(1) ($)	Continuation of Medical Benefits(2) ($)	Value of Accelerated Vesting ($)	Total ($)	Cash Severance(3) ($)	Continuation of Medical Benefits(2) ($)	Value of Accelerated Vesting(4) ($)	Total ($)

Jeffrey N. Maggioncalda	650,000	13,409	—	663,409	650,000	13,409	10,426,814	11,090,223
Kenneth R. Hahn	259,615	19,300	—	278,915	574,615	19,300	6,833,065	7,426,980
Alan B. Cardenas	223,077	15,046	—	238,123	423,077	15,046	1,526,337	1,964,460
Marcelo C. Modica	200,000	19,185	—	219,185	400,000	19,185	3,026,965	3,446,150
Shravan K. Goli (5)	39,400	—	—	39,400	—	—	—	—
1.For Mr. Maggioncalda, the cash severance amount represents the value of 12 months of annual base salary plus his 2024 target cash bonus, pursuant to the Maggioncalda Employment Agreement. For all other NEOs, the cash severance amount represents the value of six months of such executive’s annual base salary plus an additional week of such executive’s then current annual base salary for every full year of employment with us prior to termination, pursuant to the Executive Severance Plan. As of December 31, 2024, the length of employment for the NEOs was as follows: four years for Mr. Hahn; six years for Mr. Goli; three years for Mr. Cardenas; and zero years for Mr. Modica, who was hired on August 19, 2024. Mr. Goli departed on November 15, 2024.
2.Represents the value of six months of the applicable NEO’s COBRA premium based on the NEO’s coverage elections as of December 31, 2024 and the cost of coverage for 2024.
3.For Mr. Maggioncalda, the cash severance amount represents the value of 12 months of annual base salary plus his 2024 target cash bonus, pursuant to the Maggioncalda Employment Agreement. For all other NEOs, the cash severance amount represents the value of six months of such executive’s annual base salary, an additional week of such executive’s then current annual base salary for every full year of employment with us prior to termination, and the executive’s 2024 target cash bonus.

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4.Represents the value of the applicable NEO’s accelerated equity compensation awards as of December 31, 2024, based on a closing price of $8.50 per share of our common stock on that date. The amount for Mr. Hahn represents the value of acceleration with respect to PSUs covering 146,542 shares of our common stock (at target) and RSUs covering 657,348 shares of our common stock. The amount for Mr. Cardenas represents the value of acceleration with respect to PSUs covering 21,982 shares of our common stock (at target) and RSUs covering 157,587 shares of our common stock. The amount for Mr. Modica represents the value of acceleration with respect to RSUs covering 306,373 shares of our common stock and options to purchase up to 612,746 shares of our common stock. Amounts for all other NEOs represent the value of acceleration with respect to RSUs only.
5.Represents a lump sum cash severance payment received by Mr. Goli in connection with his separation from the Company on November 15, 2024 and execution of a release of all claims against the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board or the HRC Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of Jeffrey N. Maggioncalda, our former CEO, and our median employee’s annual total compensation (other than Mr. Maggioncalda) for 2024. As permitted by SEC rules, we used the same median employee for 2024 that we identified for 2023 because there have been no significant changes to our workforce or pay design for 2024 that we believe would significantly impact our CEO pay ratio results. We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our CEO in the “Total” column for 2024 in the Summary Compensation Table as set forth in this Proxy Statement. For 2024:
•Mr. Maggioncalda’s annual total compensation for 2024, as reported in the Summary Compensation Table included in this Proxy Statement, was $660,000.
•Our median employee’s annual total compensation for 2024 was $173,580.
Based on this information the ratio of our CEO's annual total compensation for 2024 to the annual total compensation of our median employee for 2024 was 3.8 to 1. We believe this pay ratio to be a reasonable estimate, calculated in a manner consistent with SEC rules. Please note that this pay ratio is lower than we anticipate to be the case in future years because our former CEO, Mr. Maggioncalda, did not receive an equity award in 2023.
Methodology. The methodology and the material assumptions, adjustments, and estimates used to identify the median of the annual total compensation of all our employees for 2024 were based on the following:
•The median of the annual total compensation of all our employees was determined from all full-time, part-time, seasonal, and temporary employees as of December 31, 2024, the last day of our fiscal year.
•To identify our median employee, we used a consistently applied compensation measure consisting of the actual base salary, the actual annual short-term incentive compensation, and the grant date fair value of equity awards granted to our employees for the 12-month period from January 1, 2024 through December 31, 2024. We annualized the base salaries for all permanent employees who did not work for the entire measurement period. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements.
•Payments made in currencies other than U.S. dollars were converted to U.S. dollars using the applicable currency exchange rate in effect as of December 31, 2024. We did not make any cost-of-living adjustments.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have

Coursera	55	2025 Proxy Statement

different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. This information is being provided for compliance purposes. Neither the HRC Committee nor management of the Company used the foregoing pay ratio measure in making compensation decisions.
Pay Versus Performance
As discussed in our Compensation Discussion and Analysis, our executive compensation program is designed to reflect a strong focus on pay-for-performance to align our executives’ interests with those of our stockholders. As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between NEOs’ “compensation actually paid” (computed in accordance with Item 402(v) of Regulation S-K) and certain financial performance of Coursera. Use of the term “compensation actually paid” is required by the SEC’s rules, and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals for the fiscal years listed below. The HRC Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
The following table sets forth certain information with respect to Coursera’s financial performance and the compensation paid to our NEOs for the years ended December 31, 2024, 2023, 2022, and 2021. Since Coursera completed its IPO in 2021, data from 2020 is excluded from the disclosure.

Pay Versus Performance
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Loss(5) ($)	Company-Selected Measure: Revenue(6) ($)
					Total Stockholder Return(3) ($)	Peer Group Total Stockholder Return(4) ($)

2024	660,000	(21,769,084)	4,633,313	(1,362,579)	19	153	(79,530,000)	694,670,000
2023	606,500	21,167,366	1,147,123	6,956,342	43	122	(116,554,000)	635,764,000
2022	29,124,802	19,912,204	8,187,427	3,364,720	26	77	(175,357,000)	523,756,000
2021	5,379,367	9,345,438	3,236,448	7,133,735	54	120	(145,215,000)	415,287,000
1.Mr. Maggioncalda served as our CEO, our principal executive officer (“PEO”), for the entirety of 2021, 2022, 2023, and 2024. Our non-PEO NEOs for 2024 were Mr. Hahn, Mr. Goli, Mr. Cardenas, and Mr. Modica, for 2023 were Mr. Hahn, Ms. Belsky, Mr. Goli, and Mr. Cardenas, for 2022 were Mr. Hahn, Ms. Belsky, Mr. Goli, and Mr. Jacquet, and for 2021 were Mr. Hahn and Ms. Belsky.
2.Represents the amount of “compensation actually paid” to our PEO and our non-PEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid by each person during the applicable year. Rather, in accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to each individual’s total compensation for 2024 to determine the compensation actually paid; for information on the calculation of “compensation actually paid” for 2023, 2022, and 2021 please see the “pay versus performance” disclosure in our 2023 and 2022 definitive proxy statements filed with the SEC:

		PEO: 2024	NEO: 2024

	Summary Compensation Table - Total Compensation	$660,000	$4,633,313
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in 2024*	—	(4,006,070)
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in 2024*	—	2,730,235
+	Year-over-Year Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Years*	(14,176,959)	(1,321,840)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in 2023 that Vested During 2024*	—	216,725
+	Year-over-Year Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Years for Which Applicable Vesting Conditions Were Satisfied During 2023*	(8,252,125)	(1,535,897)

Coursera	56	2025 Proxy Statement

		PEO: 2024	NEO: 2024

	Summary Compensation Table - Total Compensation	$660,000	$4,633,313
—	Fair Value as of Prior Year-End of Stock Awards and Option Awards Granted in Prior Years that Failed to Meet Applicable Vesting Conditions During 2024*	—	(2,079,045)
=	Compensation Actually Paid for 2024	$(21,769,084)	$(1,362,579)
*    Equity values are calculated in accordance with ASC 718, and the valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant.
3.In accordance with Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock as of the close of the day of our IPO on March 31, 2021. Historic stock price performance is not necessarily indicative of future stock price performance.
4.The Total Stockholder Return (“TSR”) Peer Group consists of the S&P North American Technology Software Index, an independently prepared index. The amount for 2021 in this column has been corrected from the disclosure contained in our 2023 definitive proxy statement.
5.Net loss amounts reported on a GAAP basis.
6.As noted in our Compensation Discussion and Analysis, for 2024, our HRC Committee determined that revenue continues to be viewed as a key indicator of our business performance and aligned with the creation of stockholder value.
Tabular List
As described in greater detail in our Compensation Discussion and Analysis, our executive compensation program reflects a variable pay-for-performance philosophy. The following list presents the corporate performance measures that Coursera considers to have been the most important measures used to link the compensation actually paid to our NEOs, for 2024, to Coursera’s performance (each as defined and described in the “—Compensation Discussion and Analysis” section above):
•Revenue (Company Selected Measure)
•Adjusted EBITDA*
•New Student Degree Revenue*
* See Appendix A for the definition of Adjusted EBITDA and the reconciliation of this non-GAAP financial measure to its comparable GAAP measure. New Student Degree Revenue is a non-GAAP financial measure for which there is no comparable GAAP measure. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, their comparable GAAP measures.
Description of Relationship Between Pay and Performance
"Compensation actually paid" in the tables above is calculated pursuant to SEC rules and reflects cash compensation actually paid as well as changes to the fair values of equity awards during the applicable fiscal years based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers, and does not reflect the actual amounts earned by our NEOs. Compensation actually paid fluctuates annually largely due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.
Because "compensation actually paid" set forth in the tables above does not reflect the actual amount earned by our NEOs, we do not use this measure for understanding how NEO pay aligns with our company performance. For a discussion of how our HRC Committee assessed “pay-for-performance” and how our executive compensation program is designed to attract, retain, and motivate our executive officers, who are critical to our success, and to align heir compensation with our performance and long-term value creation for our stockholders, see “—Compensation Discussion and Analysis” in this Proxy Statement and in last year’s proxy statement filed with the SEC.

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The following graphs show the relationship of compensation actually paid, as calculated under the SEC rules, to our PEO and non-PEO NEOs for 2024, 2023, 2022, and 2021 to (1) the total stockholder return for Coursera and for the S&P North American Technology Software Index, (2) our net loss, and (3) our revenue.

Compensation Actually Paid vs. Cumulative TSR
Compensation Actually Paid ($ millions)
Value of Initial $100 Investment (TSR)
100
80
60
40
20
0
-20
200
150
100
50
0
-50
-100
-150
-200
-250
$120
$77
$122
$153
$54
$26
$43
$19
$9
$7
$20
$3
$21
$7
-$22
-$1
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Stockholder Return
S&P North American Technology Software Index

Compensation Actually Paid vs. Net Loss
Compensation Actually Paid ($ millions)
100
80
60
40
20
0
-20
Net Loss ($ millions)
0
-50
-100
-150
-200
-250
-300
-350
-400
-$145
-$175
-$117
-$80
$9
$7
$20
$3
$21
$7
-$22
-$1
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Loss

Coursera	58	2025 Proxy Statement

Compensation Actually Paid vs. Revenue
Compensation Actually Paid ($ millions)
100
90
80
70
60
50
40
30
20
10
0
-10
-20
Revenue ($ millions)
800
700
600
500
400
300
200
100
$415
$524
$636
$695
$9
$7
$20
$3
$21
$7
-$1
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Company Selected Measure – Revenue

Coursera	59	2025 Proxy Statement

Proposal 2: Non-Binding Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act we provide our stockholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”) as described under the heading “Executive Compensation—Compensation Discussion and Analysis.” This vote is commonly known as Say-on-Pay. In response to the 2023 stockholder vote for an annual vote frequency, the practice of holding this vote annually will remain in effect at least until the next such stockholder advisory vote on frequency, which will be held in 2029. Our executive compensation programs are designed to attract, retain, and motivate our executive officers, who are critical to our success, and to align their compensation with our performance and long-term value creation for our stockholders. Stockholders should review the entire Proxy Statement including, in particular, the Compensation Discussion and Analysis and the Summary Compensation Table and other executive compensation information and tables for information on our executive compensation programs, and the compensation of our NEOs in 2024.
We believe that the information provided in this Proxy Statement demonstrates that our executive compensation programs are designed to link pay to performance and are effective in implementing our compensation philosophy. Accordingly, the Board recommends that stockholders approve the following Say-on-Pay resolution:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure).”
Because this vote is advisory, it will not be binding upon the Board or the HRC Committee and may not be construed as overruling any decision by the Board or the HRC Committee. However, the HRC Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.

VOTE The Board of Directors Recommends Voting “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation Paid to our Named Executive Officers.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 28, 2025, the beneficial ownership of our common stock beneficially owned by:
•each stockholder (including any group) who is known by us to own beneficially more than 5% of our common stock,
•each of our NEOs listed in the Summary Compensation Table for 2024,
•each of our directors and director nominees, and
•all of our current directors and executive officers as a group.
Under SEC rules, a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including stock options and warrants, that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable, or RSUs that vest, in each case, within 60 days of February 28, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is c/o Coursera, Inc., 2440 West El Camino Real, Suite 500, Mountain View, California 94040, and each beneficial owner is deemed to have sole voting and dispositive power over the shares reported. As of February 28, 2025, there were 161,175,615 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Outstanding Shares (%)
NEOs and Directors:

Alan B. Cardenas(1)	104,941	*
Carmen Chang(2)	2,253,709	1.4
Amanda M. Clark	54,473	*
Shravan K. Goli(3)	108,524	*
Kenneth R. Hahn(4)	1,135,155	*
Gregory M. Hart(5)	—	*
Jeffrey N. Maggioncalda(6)	3,550,347	2.2
Christopher D. McCarthy	35,737	*
Theodore R. Mitchell(7)	181,536	*
Marcelo C. Modica	—	*
Susan W. Muigai	12,416	*
Andrew Y. Ng	7,202,892	4.5
Scott D. Sandell(8)	12,899,305	8.0
Sabrina L. Simmons(9)	169,116	*
All executive officers and directors as a group (14 persons)	27,708,151	16.8

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Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Outstanding Shares (%)
5% Stockholders:
BlackRock, Inc.(10)	14,191,020	8.8
Entities affiliated with New Enterprise Associates 13, LP(11)	12,867,769	8.0
The Vanguard Group(12)	11,151,684	6.9
Morgan Stanley(13)	9,345,436	5.8
Baillie Gifford & Co.(14)	9,123,294	5.7
Caledonia (Private) Investments Pty Ltd.(15)	8,398,228	5.2
*    Represents beneficial ownership of less than 1%.
1.Includes options to purchase 59,122 shares of common stock that are exercisable within 60 days of February 28, 2025.
2.Includes 2,205,883 shares of common stock held by NEA 17 (as defined in footnote (11) below). Ms. Chang may be deemed to indirectly beneficially own shares of common stock held by NEA 17.
3.Mr. Goli ceased serving as an executive officer effective April 29, 2024 upon his transition to a strategic projects role within Coursera. He subsequently departed Coursera on November 15, 2024.
4.Includes options to purchase 907,027 shares of common stock that are exercisable within 60 days of February 28, 2025.
5.Mr. Hart was appointed as our CEO, President, and Director effective February 3, 2025.
6.Includes (i) options to purchase 983,812 shares of common stock held by Mr. Maggioncalda, (ii) options to purchase 1,389,673 shares of common stock held by Anne Maggioncalda, Mr. Maggioncalda’s spouse, (iii) options to purchase 181,818 shares of common stock held by the Jeffrey N. Maggioncalda Trust of 2022 (the “Maggioncalda Trust”), for which Mr. Maggioncalda serves as a trustee, and (iv) options to purchase 272,727 shares of common stock, held by the Maggioncalda Family Trust of 2022 (the “Family Trust”), for which Mr. Maggioncalda’s spouse and child serve as trustees, each of which may be acquired within 60 days of February 28, 2025. Mr. Maggioncalda may be deemed to indirectly beneficially own shares of common stock held by his spouse, the Maggioncalda Trust, and the Family Trust. Mr. Maggioncalda retired as our CEO, President, and Director effective February 3, 2025.
7.Includes options to purchase 150,000 shares of common stock that are exercisable within 60 days of February 28, 2025.
8.Includes (i) 2,205,883 shares of common stock held by NEA 17 (as defined in footnote (11) below), and (ii) 10,661,886 shares of common stock held by NEA 13 (as defined below). Mr. Sandell may be deemed to indirectly beneficially own shares of common stock held by NEA 17 and NEA 13.
9.Includes options to purchase 150,000 shares of common stock that are exercisable within 60 days of February 28, 2025.
10.According to Amendment No. 2 to Schedule 13G filed on February 5, 2025, by BlackRock, Inc., BlackRock has sole voting power over 13,587,932 shares of common stock, and sole dispositive power over 14,191,020 shares of common stock. The principal business address of BlackRock is 50 Hudson Yards, New York, New York 10001.
11.According to Amendment No. 1 to Schedule 13G filed on February 14, 2024 by New Enterprise Associates 13 LP (“NEA Partners 13”), includes (i) 10,661,886 shares of common stock over which New Enterprise Associates 13, L.P. (“NEA 13”) is the direct beneficial owner; and (ii) 2,205,883 shares of common stock over which New Enterprise Associates 17, L.P. (“NEA 17”) is the direct beneficial owner. Mr. Sandell is a manager of NEA 13 GP, LLC (“NEA 13 GP”), which is the sole general partner of NEA Partners 13. NEA Partners 13 is the sole general partner of NEA 13. Ms. Chang and Mr. Sandell are managers of NEA 17 GP, LLC, which is the sole general partner of NEA Partners 17, L.P. (“NEA Partners 17”). NEA Partners 17 is the sole general partner of NEA 17. Mr. Sandell is also a manager of NEA 13 GP, LLC (“NEA 13 GP”), which is the sole general partner of NEA Partners 13, L.P. (“NEA Partners 13”). NEA Partners 13 is the sole general partner of NEA 13. The managers of NEA 13 and NEA 17 share voting and dispositive power over the shares held directly by NEA 13 and NEA 17, respectively. The address of the principal business office of each of the above entities is 1954 Greenspring Drive, Suite, 600, Timonium, Maryland 21093.
12.According to Amendment No. 2 to Schedule 13G filed on February 13, 2024, by The Vanguard Group (“Vanguard”), Vanguard has shared voting power over 242,240 shares of common stock, sole dispositive power over 10,796,398 shares of common stock, and shared dispositive power over 355,286 shares of common stock. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
13.According to a Schedule 13G filed on February 3, 2025 by Morgan Stanley, Morgan Stanley has shared voting power over 2,247,623 shares of common stock, and shared dispositive power over 9,345,436 shares of common stock. The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
14.According to Amendment No. 6 to Schedule 13G filed on February 12, 2025, by Baillie Gifford & Co., Baillie Gifford & Co. has sole voting power over 6,762,027 shares of common stock and sole dispositive power over 9,123,294 shares of common stock. The shares of common stock are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The principal business address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
15.According to a Schedule 13G filed on November 14, 2024, by Caledonia (Private) Investments Pty Limited and Caledonia US, LP (“Caledonia”), Caledonia has shared voting and dispositive power over 8,398,228 shares of common stock. The principal business address of Caledonia (Private) Investments PTY Limited is Level 10, 131 Macquarie Street, Sydney, NSW, 2000 Australia. The principal business address of Caledonia US, LP is 650 Madison Avenue, 24th Floor, New York, New York 10022.

Coursera	62	2025 Proxy Statement

Report of the Audit Committee
The Audit Committee has reviewed and discussed Coursera’s audited consolidated financial statements as of and for the year ended December 31, 2024 with management and Deloitte & Touche LLP, Coursera’s independent registered public accounting firm. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Coursera’s Annual Report on Form 10-K for the year ended December 31, 2024.
Audit Committee
Sabrina L. Simmons (Chair)
Amanda M. Clark
Theodore R. Mitchell

Coursera	63	2025 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Deloitte & Touche has served as our independent public accounting firm since 2013. Representatives of Deloitte & Touche are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by Deloitte & Touche for the years set forth below:

VOTE The Board of Directors Recommends a Vote “FOR” the Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

	Year ended December 31,
	2024 ($ in thousands)	2023 ($ in thousands)

Audit Fees(1)	2,156	2,140
Audit-Related Fees(2)	50	—
Tax Fees(3)	78	288
All Other Fees(4)	2	2
Total	2,286	2,430
1.Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, statutory and regulatory filings or engagements, and consents issued in connection with SEC filings.
2.Audit-related fees consist of fees associated with a potential merger and acquisition transaction.
3.Tax fees consist of fees for professional services for tax compliance, tax advice, and tax planning, including providing assistance with federal, state, and international income tax and indirect tax compliance.
4.All other fees consist of fees related to a research tool subscription.

Coursera	64	2025 Proxy Statement

Pre-approval Policies and Procedures
Our Audit Committee has implemented a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Coursera	65	2025 Proxy Statement

Questions and Answers About the Proxy Materials and the Annual Meeting

Why am I receiving these emails?
Our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments of the meeting. This year’s Annual Meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by internet or telephone. In accordance with the rules of the SEC, we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of March 24, 2025 (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by internet or telephone as early as possible to avoid processing delays.

Will there be any other items of business on the agenda?	We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?
Stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, for ten days prior to the Annual Meeting at our offices located at 2440 West El Camino Real, Suite 500, Mountain View, California 94040. Please contact our Secretary by telephone at (650) 963-9884 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available for examination by stockholders during the Annual Meeting using the 16-digit control number included in your proxy materials.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered a stockholder of record with respect to those shares. The Notice has been sent directly to you by us.
Beneficial Owner
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank, or nominee who is considered the stockholder of record with respect to those shares.

Coursera	66	2025 Proxy Statement

How do I vote?
You may vote using any of the following methods:
By Internet
Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks, or nominees. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.
By Telephone
Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks, or nominees. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.
By Mail
If you would like to receive a paper copy of the proxy card, you must request one. Stockholders of record may submit paper proxies by completing, signing, and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL” in Proposal 1, and “FOR” Proposals 2 and 3. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or nominees.
At the Virtual Meeting
Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/COUR2025 and using the 16-digit control number included in your proxy materials. If you have already voted previously by internet or telephone, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares.

Internet Stockholders of record may vote online at www.proxyvote.com
Telephone Stockholders of record may call toll-free at 1-800-690-6903
Mail Follow the instructions in your proxy materials
At the Virtual Meeting Visit www.virtualshareholdermeeting.com/COUR2025 and use the 16-digit control number included in your proxy materials

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by internet, telephone, or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Coursera	67	2025 Proxy Statement

Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by internet or telephone, you may change your vote or revoke your proxy with a later internet or telephone proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with Coursera’s Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.
If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker, bank, or nominee and present it to Equiniti at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank, or nominee.

How are votes counted?
For Proposal 1, the election of directors, you may vote “FOR ALL” the Class I director nominees, or “FOR ALL EXCEPT” one or more of the nominees, or your vote may be “WITHHELD” with respect to all nominees. Broker non-votes resulting from a broker’s failure to receive voting instructions from the beneficial owner of shares entitled to vote on Proposal 1 will have no effect.
For Proposals 2 and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.
If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of our Board (i.e., “FOR ALL” the election of the Class I nominees to our Board, “FOR” Proposals 2 and 3, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

How are votes counted? (continued)
If you hold shares beneficially in street name and do not provide your broker, bank, or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under NYSE rules, such as the ratification of the appointment of our independent registered public accounting firm, and therefore, broker non-votes are not expected to exist with respect to Proposal 3. Except for Proposal 3, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025, all proposals are considered “non-routine” items for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to these proposals. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Coursera	68	2025 Proxy Statement

How many votes do I have?
For the election of directors, each stockholder is entitled to cast one vote for each director nominee for each share of common stock held by them as of the Record Date. Cumulative voting is not permitted, which means that each stockholder may vote no more than the number of shares owned for a single director candidate. On the other matters to be voted upon, each stockholder is entitled to one vote for each share of common stock held by them as of the Record Date.

What vote is required to approve each item? How does the Board recommend that I vote and what is the voting requirement for each of the proposals?
We have a plurality standard for the election of directors in an uncontested election. The director nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected. For the other matters to be voted upon, we use a majority voting standard.

The table below describes the proposals to be considered at the Annual Meeting and the vote required for each proposal:

Proposal	Board Recommendation	Vote Required	Effect of Abstentions(1)	Broker Discretionary Voting Allowed?(2)

Election of Directors	FOR ALL	The nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected(3)	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal (broker non-votes will have no effect)

Advisory Vote on Executive Compensation	FOR	Non-binding advisory proposal. We will consider the matter approved if it receives the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal (broker non-votes will have no effect)

Ratification of the Appointment of Deloitte & Touche LLP	FOR	The affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting	No effect Not considered votes cast on this proposal	Yes Brokers without voting instructions will have discretionary authority to vote
1.As noted below, abstentions will be counted as present for purposes of establishing a quorum at the Annual Meeting.
2.Only relevant if you are the beneficial owner of shares held in street name. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
3.If any nominee for director receives a greater number of votes “WITHHELD” than votes “FOR” such election, our Bylaws require that such person must promptly tender an irrevocable resignation to our Board for its consideration.

Coursera	69	2025 Proxy Statement

What constitutes a quorum?
The presence online at the Annual Meeting or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date, will constitute a quorum. As of the close of business on the Record Date, 161,237,474 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?
We have adopted a process for mailing our proxy materials called “householding,” which has been approved by the SEC. Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address.
If you prefer to receive multiple copies of our proxy materials at the same address, we will promptly provide additional copies upon request. If you are receiving multiple copies of our proxy materials and would like to receive only one, please contact us. If you are a stockholder of record, you may contact us by writing to Secretary, Coursera, Inc., 2440 West El Camino Real, Suite 500, Mountain View, California 94040, or by calling (650) 963-9884. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.
If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank, or nominee.

How are proxies solicited?
Our employees, officers, and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the owners of our common stock. Our solicitation of proxies may also be made in person, by telephone, or by electronic communications by our respective directors, officers, and employees, who will not receive additional compensation for those solicitation activities. We have also engaged D.F. King as our proxy solicitor, for a fee of approximately $15,000 plus reasonable out-of-pocket expenses.

How can I attend the virtual Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/COUR2025. To participate in, vote, or ask questions at the Annual Meeting, you will also need the 16-digit control number, which is included in your proxy materials. If you have any questions about your control number, please contact the broker, bank, or nominee that holds your shares. The Annual Meeting will begin promptly at 11:00 a.m., Pacific Time, on Tuesday, May 20, 2025. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 10:45 a.m., Pacific Time, on the day of the Annual Meeting.

Coursera	70	2025 Proxy Statement

How do I ask a question at the Annual Meeting?
Stockholders may submit written questions in advance of the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/COUR2025. If you wish to submit a question during the Annual Meeting, log in to the virtual meeting website using your control number, type your question into the “Ask a Question” field and click “Submit.” Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. We will endeavor to answer as many questions related to the business of the Annual Meeting that comply with our Annual Meeting Rules of Conduct as time permits. Our Annual Meeting Rules of Conduct will be available at www.virtualshareholdermeeting.com/COUR2025.

What if I have technical difficulties accessing or participating in the virtual Annual Meeting?	We will have technicians ready to assist you with technical difficulties you may have accessing, voting at, or submitting questions at the Annual Meeting. Please refer to the technical support telephone number posted on the virtual meeting website login page and the virtual meeting rules of conduct posted on the virtual meeting website.

Coursera	71	2025 Proxy Statement

Other Matters
Company Information and Mailing Address
We were organized as a Delaware public benefit corporation in 2021. Our mailing address is 2440 West El Camino Real, Suite 500, Mountain View, CA 94040, and our telephone number is (650) 963-9884. Our website is www.coursera.org. Information on our website is not intended to be and shall not be deemed to be incorporated into this Proxy Statement.
Incorporation By Reference
Neither the Report of the HRC Committee nor the Report of our Audit Committee shall be deemed filed with the SEC or incorporated by reference into any prior or future filings made by Coursera under the Securities Act or the Exchange Act, and neither shall be deemed to be “soliciting material.”
References to our website address and additional reports or information contained on the website throughout this Proxy Statement are for information purposes only or to satisfy requirements of the NYSE or the SEC and are intended to provide inactive, textual references only. The information on the website, including the information contained in those reports, is not part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.
Stockholder Proposals and Business for the 2026 Annual Meeting
To be considered for inclusion in Coursera’s proxy statement for the 2026 annual meeting of stockholders, stockholder proposals must be received by our Secretary no later than November 27, 2025. Proposals should be sent to our Secretary at Coursera, Inc., 2440 West El Camino Real, Suite 500, Mountain View, California 94040. These proposals must comply with the stockholder proxy proposal submission rules of the SEC under Rule 14a-8 of the Exchange Act. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.
A stockholder proposal not included in the proxy statement for the 2026 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. In addition, for a stockholder to make any nomination of a candidate for election to the Board at an annual meeting, the stockholder must provide timely notice of the nomination in writing to our Secretary at our principal executive offices and otherwise comply with the provision of our Bylaws. To be timely for such stockholder proposal or nomination, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. However, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2026 annual meeting of stockholders, notice must be received between November 27, 2025 and December 27, 2025. An adjournment of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws.

Coursera	72	2025 Proxy Statement

The requirements summarized above are qualified in their entirety by our Bylaws, Rule 14a-19 under the Exchange Act (as applicable) and, in the case of stockholder proposals submitted for inclusion in the proxy materials, Rule 14a-8 under the Exchange Act, which you should read in order to comply with the applicable requirements. However, we note that the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by our Bylaws. We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Bylaws and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, and the presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
Other Business
Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote your shares promptly by internet or telephone.
By Order of the Board of Directors,
Alan B. Cardenas
Senior Vice President, General Counsel and Secretary
Mountain View, California
March 27, 2025

Stockholders may request a printed copy of this Proxy Statement or our Annual Report by writing to our Secretary, Coursera, Inc., 2440 West El Camino Real, Suite 500, Mountain View, California 94040. The request must include a representation by the stockholder that, as of March 24, 2025, the stockholder was entitled to vote at the Annual Meeting. This Proxy Statement and our Annual Report are also available at https://investor.coursera.com and at www.proxyvote.

Coursera	73	2025 Proxy Statement

Appendix A
Fiscal Year 2024 Performance — GAAP to non-GAAP Reconciliations
We monitor the non-GAAP financial measures set forth below used by our management to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP financial measures and should be read only in conjunction with our audited consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). To properly and prudently evaluate our business, we encourage you to review (i) the audited consolidated financial statements and related notes included in our Annual Report, and (ii) the reconciliation of our Non-GAAP financial measures below, as well as those included in our Annual Report. You should not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are susceptible to varying calculations, such Non-GAAP financial measures, as presented herein and in our Annual Report, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.
In the accompanying Proxy Statement, particularly in the sections “Company Snapshot,” “Executive Compensation—Compensation Discussion and Analysis,” and “Executive Compensation—Pay Versus Performance,” we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA Margin are key measures used by our management to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions.
We define Adjusted EBITDA as our GAAP net loss excluding: (i) depreciation and amortization; (ii) interest income, net; (iii) income tax expense; (iv) other (income) expense, net; (v) stock-based compensation expense; (vi) payroll tax expense related to stock-based compensation; (vii) M&A related transaction costs; (viii) costs and settlement (gains) losses related to significant and non-recurring legal matters, net of insurance recoveries; and (ix) restructuring related charges. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

Coursera	A-1	2025 Proxy Statement

The following table provides a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,
	2024	2023
	(in thousands, except percentages)
Net loss	$(79,530)	$(116,554)
Depreciation and amortization	25,082	22,270
Interest income, net	(36,726)	(34,432)
Income tax expense	1,029	5,371
Other expense, net	2,008	19
Stock-based compensation expense	108,084	115,175
Payroll tax expense related to stock-based compensation	2,991	3,957
M&A related transaction costs	3,369	—
Significant and non-recurring legal matters	6,258	—
Restructuring related charges	8,942	(5,806)
Adjusted EBITDA	$41,507	$(10,000)

Net loss margin	(11)%	(18)%
Adjusted EBITDA Margin	6%	(2)%
Free Cash Flow
We define Free Cash Flow as net cash provided by (used in) operating activities, less purchases of property, equipment, and software, capitalized internal-use software costs, and purchases of content assets as we consider these capital expenditures necessary to support our ongoing operations.
We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors in understanding and evaluating our liquidity and future ability to generate cash that can be used for strategic opportunities, including investing in our business and strengthening our balance sheet, but it is not intended to represent the residual cash flow available for discretionary expenditures.
The following table provides a reconciliation of net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure, to Free Cash Flow:

	Year Ended December 31,
	2024	2023
	(in thousands)
Net cash provided by (used in) operating activities	$95,361	$29,639
Less: purchases of property, equipment, and software	(1,585)	(1,147)
Less: capitalized internal-use software costs	(17,219)	(15,254)
Less: purchases of content assets	(17,295)	(5,344)
Free Cash Flow	$59,262	$7,894

Coursera	A-2	2025 Proxy Statement

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COUR2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62931-P27840 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COURSERA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of three Class I directors to serve until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Carmen Chang
02) Theodore R. Mitchell
03) Scott D. Sandell

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.

	For	Against	Abstain
3. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2025:
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V62932-P27840

COURSERA, INC.
Annual Meeting of Stockholders
May 20, 2025, 11:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Alan B. Cardenas and Sylvia Lexington, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coursera, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on Tuesday, May 20, 2025, virtually at www.virtualshareholdermeeting.com/COUR2025, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side